Exhibit 10.1

Published CUSIP Numbers:
Deal: 29355QAA0
Revolver: 29355QAB8

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 28, 2014

among

COLTEC INDUSTRIES INC and

ENPRO INDUSTRIES, INC.,

as the Borrowers,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWERS,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

KEYBANK NATIONAL ASSOCIATION,

as Syndication Agent,

FIFTH THIRD BANK,

as Documentation Agent,

and

THE OTHER LENDERS PARTY HERETO

Arranged by:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

KEYBANK NATIONAL ASSOCIATION

and

FIFTH THIRD BANK,

as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Bookrunner

i

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		76

5.01	Conditions of Initial Credit Extension	76
5.02	Conditions to all Credit Extensions	79

ARTICLE VI REPRESENTATIONS AND WARRANTIES		80

6.01	Existence, Qualification and Power	80
6.02	Authorization; No Contravention	80
6.03	Governmental Authorization; Other Consents	80
6.04	Binding Effect	80
6.05	Financial Statements; No Material Adverse Effect	81
6.06	Litigation	81
6.07	No Default	82
6.08	Ownership of Property; Liens	82
6.09	Environmental Compliance	82
6.10	Insurance	83
6.11	Taxes	83
6.12	ERISA Compliance	83
6.13	Subsidiaries	84
6.14	Margin Regulations; Investment Company Act	84
6.15	Disclosure	84
6.16	Compliance with Laws	85
6.17	Intellectual Property; Licenses, Etc	85
6.18	Solvency	85
6.19	Perfection of Security Interests in the Collateral	85
6.20	Business Locations, Etc	86
6.21	Labor Matters	86
6.22	Government Sanctions	86
6.23	PATRIOT Act	86
6.24	Anti-Corruption Laws	86

ARTICLE VII AFFIRMATIVE COVENANTS		87

7.01	Financial Statements	87
7.02	Certificates; Other Information	88
7.03	Notices	90
7.04	Payment of Obligations	90
7.05	Preservation of Existence, Etc	91
7.06	Maintenance of Properties	91
7.07	Maintenance of Insurance	91
7.08	Compliance with Laws	92
7.09	Books and Records	92
7.10	Inspection Rights	92
7.11	Use of Proceeds	92
7.12	Additional Subsidiaries	93
7.13	ERISA Compliance	93
7.14	Pledged Assets	93
7.15	Further Assurances	94
7.16	Subordinated Indebtedness	94
7.17	Post-Closing Matters	95

ARTICLE VIII NEGATIVE COVENANTS		95
8.01	Liens	95
8.02	Investments	98
8.03	Indebtedness	99
8.04	Fundamental Changes	102
8.05	Dispositions	102
8.06	Restricted Payments	102
8.07	Change in Nature of Business	103
8.08	Transactions with Affiliates and Insiders	104
8.09	Burdensome Agreements	104
8.10	Use of Proceeds	104
8.11	Financial Covenants	104
8.12	Prepayment of Other Indebtedness, Etc.	105
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	105
8.14	Ownership of Subsidiaries	105
8.15	Sanctions	105
8.16	Capital Expenditures	106

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		106

9.01	Events of Default	106
9.02	Remedies Upon Event of Default	109
9.03	Application of Funds	109

ARTICLE X ADMINISTRATIVE AGENT		110

10.01	Appointment and Authority	110
10.02	Rights as a Lender	111
10.03	Exculpatory Provisions	111
10.04	Reliance by Administrative Agent	112
10.05	Delegation of Duties	112
10.06	Resignation of Administrative Agent	113
10.07	Non-Reliance on Administrative Agent and Other Lenders	114
10.08	No Other Duties; Etc.	114
10.09	Administrative Agent May File Proofs of Claim	114
10.10	Collateral and Guaranty Matters	116
10.11	Treasury Management Banks and Swap Banks	117

ARTICLE XI MISCELLANEOUS		117

11.01	Amendments, Etc.	117
11.02	Notices and Other Communications; Facsimile Copies	119
11.03	No Waiver; Cumulative Remedies; Enforcement	121
11.04	Expenses; Indemnity; and Damage Waiver	122
11.05	Payments Set Aside	124
11.06	Successors and Assigns	124
11.07	Treatment of Certain Information; Confidentiality	129
11.08	Set-off	129
11.09	Interest Rate Limitation	130
11.10	Counterparts; Integration; Effectiveness	130
11.11	Survival of Representations and Warranties	130
11.12	Severability	131

11.13	Replacement of Lenders	131
11.14	Governing Law; Jurisdiction; Etc.	132
11.15	Waiver of Right to Trial by Jury	133
11.16	Electronic Execution of Assignments and Certain Other Documents	133
11.17	USA PATRIOT Act	133
11.18	No Advisory or Fiduciary Relationship	134
11.19	Borrower Representative; Joint and Several Obligations	134
11.20	Amendment and Restatement	138

SCHEDULES

1.01(b)	Existing Letters of Credit
1.01(c)	Approved Short-Term Investments
1.01(e)	Stemco Kaiser Ad Valorem Tax Relief Transaction
2.01	Commitments and Applicable Percentages
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Formation and Structure
6.21	Labor Matters
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Note
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F	Form of Assignment and Assumption
G	Forms of U.S. Tax Compliance Certificates
H	Form of Secured Party Designation Notice

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 28, 2014 among COLTEC INDUSTRIES INC, a Pennsylvania corporation (“Coltec”), ENPRO INDUSTRIES, INC., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Certain of the Loan Parties are party to the Existing Credit Agreement (as defined below). The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows. This Agreement is not a novation of the Existing Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or substantially all of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is THREE HUNDRED MILLION DOLLARS ($300,000,000).

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Currency” means each of the following currencies: Sterling, Euro and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of any outstanding Incremental Term Facility at any time, the percentage of the outstanding principal amount of the term loan held by such Lender under such Incremental Term Facility at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means with respect to Revolving Loans, Swing Line Loans, Letter of Credit Fees and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
1	> 3.75 to 1.0	0.30%	2.25%	2.25%	1.25%
2	> 2.0 to 1.0 but < 3.75 to 1.0	0.25%	2.00%	2.00%	1.00%
3	< 2.0 to 1.0	0.20%	1.75%	1.75%	0.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2014 shall be determined based upon Pricing Tier 3. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Short-Term Investments” means short term investments made in conformity with the investment policies attached as Schedule 1.01(c), provided that (i) such direct or indirect obligations of the United States of America or of the listed European governments mature within one year from the date of acquisition thereof and (ii) each other investment must mature not more than one year from the date of creation thereof (or in the case of money market and other funds, have an average maturity of not more than one year) and be capable of being liquidated and converted into readily available cash within ten Business Days at any time without penalty in excess of the lesser of $500,000 or 2% of the amount of such investment).

“Arrangers” means, collectively, (a) MLPFS, in its capacity as joint lead arranger and sole bookrunner, (b) KeyBank National Association, in its capacity as joint lead arranger, and (c) Fifth Third Bank, in its capacity as joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefits Trust” means the “Benefits Trust” as defined in Note 19, “Commitments and Contingencies” under the heading “Crucible Materials Corporation” in the Form 10-K filed by Parent for the year ended December 31, 2013.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrower Representative” means Coltec.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Parent and its Subsidiaries at such time.

“Canadian Dollar” and “CAD” means the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within nine months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CFCL” means Coltec Finance Company Limited, a company organized under the laws of the United Kingdom.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Parent ceases to directly own and control 100% of the Equity Interests of Coltec; or

(d) there occurs a “change of control” (or any other defined term having a similar purpose) as defined in any of the documents governing any Indebtedness incurred pursuant to Section 8.03(g) that constitutes an event of default or requires a mandatory prepayment under any such documents.

“CIP/GGB Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of January 1, 2010 executed by Coltec in favor of GST LLC, pursuant to which Coltec grants GST LLC a Lien in the Membership Interests.

“CIP/GGB Purchase Agreement” means the Purchase and Sale Agreement dated March 11, 2005, between Coltec and GST LLC, with respect to the sale by GST LLC to Coltec of the Membership Interests.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Coltec” has the meaning specified in the introductory paragraph hereto.

“Coltec/Stemco Subordinated Guaranty” means the Amended and Restated Guaranty Agreement dated as of January 1, 2010 pursuant to which Coltec guaranties the obligations under the Stemco Subordinated Note.

“Coltec Subordinated Note” means the Amended and Restated Promissory Note dated as of January 1, 2010 made by Coltec and payable to the order of GST LLC in the original principal amount of $73,381,000.

“Coltec Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of April 26, 2006, as amended by the Consent and Letter Amendment dated June 1, 2010, among GST LLC, Coltec and the Administrative Agent, subordinating the Indebtedness evidenced by the Coltec Subordinated Note to the Obligations and subordinating the Lien granted to GST LLC pursuant to the CIP/GGB Pledge Agreement to the Liens of the Administrative Agent.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or any Incremental Facility Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended or otherwise modified, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition, (b) expenditures consisting of any combination of (i) surplus, obsolete or worn out property or property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries that is traded in at the time of such purchase, up to the amount of any credit for the trade-in value of any such property in connection with such transaction, or (ii) the proceeds of a sale of surplus, obsolete or worn out property or property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries, which proceeds are received substantially concurrently with or within 180 days prior to such expenditure or (c) Permitted Acquisitions and other Acquisitions permitted pursuant to Section 8.02.

“Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Parent and its Subsidiaries for such period and (c) depreciation and amortization expense for such period, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount (but excluding any non-cash interest expense attributable to the accretion of debt discount), fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) the cash portion of Consolidated Interest Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (excluding the Subordinated Indebtedness evidenced by the Coltec Subordinated Note, the Stemco Subordinated Note and the Coltec/Stemco Subordinated Guaranty) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries for that period (excluding (a) extraordinary gains and losses for such period, (b) the net income of any Subsidiary that is not a Loan Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Parent’s and its consolidated Subsidiaries’ equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the amount of cash and Cash Equivalents actually distributed by such Person during such period to the Parent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary that is not a Loan Party, such Subsidiary is not precluded from further distributing such amount to a Loan Party as described in clause (b) hereof), (d) to the extent deducted from net income of the Parent and its Subsidiaries during such period, non-cash losses, charges and expenses that do not (i) represent a cash item in such period or any future period, an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period, or (ii) relate to a write-down of accounts receivable or inventory, (e) to the extent included in net income of the Parent and its Subsidiaries during such period, non-cash gains, (f) to the extent deducted from net income of the Parent and its Subsidiaries during such period, Transaction Costs incurred not later than eighteen (18) months after the Closing Date (or, with respect to Transaction Costs relating to any Indebtedness incurred pursuant to Section 8.03(g), the later of eighteen (18) months after the Closing Date and six (6) months after the incurrence of such Indebtedness), and (g) to the extent deducted from net income of the Parent and its Subsidiaries during such period, costs and expenses of Parent and its Subsidiaries related to the Chapter 11 proceedings of GST LLC, Garrison and Anchor Packing Company ongoing as of the Closing Date in the U.S. Bankruptcy Court for the Western District of North Carolina, in an amount not to exceed $7,500,000 in the aggregate under this clause (g)), as determined in accordance with GAAP.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness (excluding the Subordinated Indebtedness evidenced by the Coltec Subordinated Note, the Stemco Subordinated Note and the Coltec/Stemco Subordinated Guaranty) as of such date minus (ii) unrestricted cash and Cash Equivalents of the Loan Parties as of such date in an amount not to exceed (x) $100,000,000 as of any date of determination that is prior to the first anniversary of the Closing Date and (y) $75,000,000 as of any date of determination that is on or after the first anniversary of the Closing Date, to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Total Assets” means total assets of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Convertible Debentures” means the Convertible Senior Debentures Due 2015, bearing interest at a per annum rate of 3.9375%, issued by Parent in the original principal amount of up to $172,500,000 in accordance with the terms of the Convertible Debentures Indenture.

“Convertible Debentures Indenture” means the Indenture dated as of October 26, 2005 executed by Parent in favor of U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee, in connection with the issuance of the Convertible Debentures.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication):

(a) an amount equal to 50% of the cumulative Consolidated Net Income for the period (taken as one accounting period) from July 1, 2014 to the end of the Parent’s fiscal quarter most recently ended in respect of which a Compliance Certificate has been delivered as required hereunder (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(b) the cash and Cash Equivalent proceeds (net of direct costs incurred in connection therewith, including legal, accounting and investment banking fees, sales commissions and underwriting discounts, and taxes paid or estimated to be payable as a result thereof) received by the Parent of any Qualified Equity Issuance consummated after the Closing Date; plus

(c) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 8.02(r), an amount equal to the aggregate amount received by the Parent or any Subsidiary in cash and Cash Equivalents from (i) the sale (other than to the Parent or any Subsidiary) of any such Investment, (ii) any dividend or other distribution received in respect of any such Investment or (iii) returns of principal, repayments and similar payments received in respect of any such Investment, net of (in any such case under the foregoing clauses (i), (ii) and (iii)) (A) direct costs incurred in connection therewith, including legal, accounting and investment banking fees, sales commissions and underwriting discounts, (B) taxes paid or estimated to be payable as a result thereof, and (C) amounts applied to the repayment of Indebtedness secured by a Lien permitted hereunder on the Investment sold (other than a Lien pursuant to a Collateral Document);

as such amount shall be reduced dollar for dollar from time to time prior to such date by the amount of the Cumulative Credit applied to make Investments or Restricted Payments as permitted hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower Representative, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) licenses or leases of IP Rights in the ordinary course of business (provided that no such license or lease shall be on an exclusive basis if the IP Rights which are the subject thereof are necessary or desirable to enable the Administrative Agent to sell, dispose, or complete the manufacture of, or otherwise exercise its rights with respect to, any Collateral); (c) the termination of a lease of real or personal Property that is not necessary to the conduct of a Loan Party’s business in the ordinary course, would not reasonably be expected to have a Material Adverse Effect and does not result from a Loan Party’s default or failure to perform under such lease; (d) the sale, lease, license, transfer or other disposition of surplus, obsolete or worn out property or property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries; (e) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02; (f) any Involuntary Disposition; (g) any cash-out of the GIC, or any use of the GIC or the proceeds therefrom to satisfy obligations of a Loan Party in the ordinary course of business or with respect to the Benefits Trust; and (h) the potential dispositions described in a writing delivered to the Administrative Agent prior to the Closing Date (and posted on SyndTrak for the Lenders) (the “Scheduled Dispositions”).

“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time (except in each case as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), on or prior to the date that is ninety-one (91) days after the Maturity Date or (b) is convertible into or exchangeable for (x) debt securities or (y) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of the Parent or any Subsidiary, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Parent or any Subsidiary to make earn out or other contingent purchase price payments (including purchase price adjustments but excluding contingent indemnity payments and consulting agreement payments providing reasonable compensation for services rendered) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that date;

provided, that, (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any leasehold interest in real property, (b) any owned real property identified on Schedule 6.20(a) as Excluded Property or acquired after the Closing Date, (c) any owned real property and any owned or leased personal property which is located outside of the United States, (d) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (e) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent (and for so long as) not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (f) the Equity Interests of any member of the GST Group until pledged as Collateral and (g) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated as of March 31, 2011 among the Borrowers, certain Subsidiaries of the Parent, the lenders party thereto and Bank of America, as collateral and administrative agent, as amended, supplemented or otherwise modified from time to time until (but not including) the date of this Agreement.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.01(b).

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated July 14, 2014 among the Borrowers, Bank of America and MLPFS.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied (except for changes in the application of which Parent’s accountants concur) and as in effect from time to time.

“Garrison” means Garrison Litigation Management Group, Ltd., a North Carolina corporation.

“GIC” means the guaranteed investment contract with a contract value of $2.3 million described in Note 19, “Commitments and Contingencies” under the heading “Crucible Materials Corporation” in the Form 10-K filed by Parent for the year ended December 31, 2013.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GST Group” means GST LLC, Garrison and their direct or indirect subsidiaries.

“GST LLC” means Garlock Sealing Technologies, LLC, a North Carolina limited liability company.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each other Domestic Subsidiary that joins as a Guarantor pursuant to Section 7.12, (c) with respect to (i) Obligations under any Secured Swap Agreement, (ii) Obligations under any Secured Treasury Management Agreement, (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrowers, (d) with respect to the Obligations of a Borrower, each other Borrower, and (e) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Facilities” has the meaning specified in Section 2.01(b).

“Incremental Facility Amendment” has the meaning specified in Section 2.01(b).

“Incremental Facility Commitment” has the meaning specified in Section 2.01(b).

“Incremental Revolving Increase” has the meaning specified in Section 2.01(b).

“Incremental Term Facility” has the meaning specified in Section 2.01(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Services Agreements” means a collective reference to the Intercompany Services Agreement dated as of June 1, 2010 among Parent, Coltec and GST LLC and the Intercompany Services Agreement dated as of June 1, 2010 among Parent, Coltec and Garrison.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the third calendar day after the end of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower Representative in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Maturity Date.

“Interim Financial Statements” has the meaning set forth in Section 5.01(c)(ii).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested after the Closing Date, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amounts which increase the Cumulative Credit).

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Person that executes a lender joinder agreement or commitment agreement in accordance with Section 2.01(b), each of their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“Letter of Credit” means any commercial or standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letter(s) of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“LIBOR Rate” has the meaning specified in the definition of “Eurodollar Base Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Loan, Swing Line Loan or and term loan under an Incremental Term Facility.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, each Subordination Agreement, each Collateral Document, the Fee Letter and any other agreement, instrument or document designated by its terms as a “Loan Document” (but specifically excluding Secured Swap Agreements and Secured Treasury Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of the Parent and its Subsidiaries, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Material Guarantor of any Loan Document to which it is a party.

“Material Guarantor” means, at any time of determination, a Guarantor that is a Material Subsidiary.

“Material Subsidiary” means, at any time of determination, a Subsidiary of the Parent with assets that have an aggregate net book value of more than $10,000,000.

“Maturity Date” means August 28, 2019.

“Membership Interests” means the membership interests of Compressor Products International LLC (f/k/a Coltec Industrial Products LLC), a Delaware limited liability company, and GGB LLC, a Delaware limited liability company, previously owned by GST LLC and sold to Coltec pursuant to the CIP/GGB Purchase Agreement.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means with respect to each Borrower and each Guarantor, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all obligations of any Loan Party owing to a Treasury Management Bank or a Swap Bank in respect of Secured Treasury Management

Agreements or Secured Swap Agreements, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in a line of business permitted under Section 8.07, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14 on or before the date by which such items are required to be delivered, (d) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have not announced that it will oppose such Acquisition (and, in the case of an Acquisition of the Equity Interest of such Person by merger, the board of directors (or other comparable governing body) of such Person shall have duly approved such merger), (e) upon giving effect to such Acquisition and any incurrence of Indebtedness in connection therewith on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrowers were required to deliver financial statements pursuant to Section 7.01(a) or (b) and, if requested by the Administrative Agent for any Acquisition for which the purchase price (including Earnout Obligations) exceeds the Threshold Amount, the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance, (f) if requested by the Administrative Agent for any Acquisition for which the purchase price (including Earnout Obligations) exceeds the Threshold Amount, the Borrower Representative shall have delivered to the Administrative Agent pro forma financial statements for the Parent and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter for which the Borrowers were required to deliver financial statements pursuant to Section 7.01(a) or (b), in a form reasonably satisfactory to the Administrative Agent, (g) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and except that for purposes of this clause (g), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, (h) if such transaction involves the purchase of an interest in a partnership between a Borrower (or a Subsidiary) as a general partner and entities unaffiliated with the Borrowers or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Parent newly formed for the sole purpose of effecting such transaction, and (i) immediately after giving effect to such Acquisition and any incurrence of Indebtedness in connection therewith, either (i) the sum of availability under the Aggregate Revolving Commitments plus unrestricted cash and Cash Equivalents of the Loan Parties shall be at least $35,000,000 or (ii) both (A) the sum of availability under the

Aggregate Revolving Commitments plus unrestricted cash and Cash Equivalents of the Loan Parties shall be at least $20,000,000 and (B) the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recent fiscal quarter end for which the Borrowers were required to deliver financial statements pursuant to Section 7.01(a) or (b), is not more than 3.75 to 1.00.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) (i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Parent or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower Representative; provided, further, that, at all times prior to the first delivery of financial statements pursuant to Section 7.01(a) or (b), this definition shall be applied based on the pro forma financial statements of the Parent and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date (and posted on SyndTrak for the Lenders) and thereafter, based on the most recent financial statements delivered pursuant to Section 7.01(a) or (b).

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower Representative containing reasonably detailed calculations of the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio as of the most recent fiscal quarter end for which the Borrowers were required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving Pro Forma Effect to the applicable Specified Transaction; provided, that, at all times prior to the first delivery of financial statements pursuant to Section 7.01(a) or (b), such certificate shall contain calculations based on the pro forma financial statements of the Parent and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date (and posted on SyndTrak for the Lenders).

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Stock) of the Parent or contribution to the capital of the Parent (other than in respect of Disqualified Stock), in each case the proceeds of which are received by, or contributed to the common equity of, the Parent.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property (it being understood that the requirements set forth in paragraphs (b), (e) and (f) have been deemed satisfied by documentation delivered under the Existing Credit Agreement with respect to all owned real property being encumbered as of the Closing Date):

(a) a fully executed and notarized Mortgage encumbering the fee interest and/or leasehold interest of such Loan Party in such real property;

(b) if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Parent and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e) if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f) if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Re-Consolidation Date” means, with respect to a member of the GST Group, sixty days (or such shorter number of days agreed upon by the Administrative Agent and the Borrower Representative) after such member of the GST Group becomes a consolidated subsidiary of Parent under GAAP, including due to substantial consummation of a plan of reorganization related to the Chapter 11 proceedings of GST LLC, Garrison and Anchor Packing Company ongoing as of the Closing Date in the U.S. Bankruptcy Court for the Western District of North Carolina.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, chief legal officer or chief accounting officer of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in each case, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” has the meaning set forth in Section 6.22.

“Scheduled Dispositions” has the meaning set forth in the definition of “Disposition.”

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Secured Swap Agreement” means any Swap Contract permitted under Section 8.03 between any Loan Party or Subsidiary and any Swap Bank; provided that for any of the foregoing to be included as a “Secured Swap Agreement” on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party or Subsidiary and any Treasury Management Bank; provided, that for any of the foregoing to be included as a “Secured Treasury Management Agreement” on any date of determination by the Administrative Agent, the applicable Treasury Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning set forth in Section 4.08.

“Specified Transaction” means (a) any Acquisition, any Disposition of assets constituting a business unit, line of business or division of the Parent or any Subsidiary, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, any Investment that results in a Person becoming a Subsidiary, in each case, to the extent the value of or consideration for such transaction exceeds the Threshold Amount and whether by merger, consolidation or otherwise, or any incurrence or repayment of Indebtedness in an amount that exceeds the Threshold Amount, or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Spot Rate” for a currency means the rate determined by the L/C Issuer to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the L/C Issuer may obtain such spot rate from another financial institution designated by the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Stemco Holdings” means Stemco Holdings, Inc., a Delaware corporation.

“Stemco Kaiser Ad Valorem Tax Relief Transaction” means the transaction described on Schedule 1.01(e).

“Stemco LP (DE)” means Stemco Delaware LP, a former Delaware limited partnership.

“Stemco LP (TX)” means Stemco LP, a Texas limited partnership.

“Stemco Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of January 1, 2010 executed by Coltec in favor of GST LLC (as successor by merger to Stemco LP (DE)), pursuant to which Coltec grants GST LLC a Lien in the equity interests Coltec owns of both Stemco Holdings and Stemco LP (TX).

“Stemco Subordinated Note” means the Amended and Restated Promissory note dated as of January 1, 2010, made by Stemco LP (TX) and payable to the order of GST LLC (as successor by merger to Stemco LP (DE)) in the original principal amount of $153,865,000.

“Stemco Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of April 26, 2006, as amended by the Consent and Letter Amendment dated as of June 1, 2010, among GST LLC (as successor by merger to Stemco LP (DE)), Stemco LP (TX) (as successor to Stemco LLC, a Texas limited liability company), Coltec and the Administrative Agent, subordinating the Indebtedness evidenced by the Stemco Subordinated Note and the Coltec/Stemco Subordinated Guaranty to the Obligations and subordinating the Lien granted to GST LLC (as successor by merger to Stemco LP (DE)) pursuant to the Stemco Pledge Agreement to the Liens of the Administrative Agent.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any (i) Indebtedness evidenced by the Coltec Subordinated Note that is at all times subject to the Coltec Subordination Agreement, (ii) Indebtedness evidenced by the Stemco Subordinated Note or under the Coltec/Stemco Subordinated Guaranty that is, in each case, at all times subject to the Stemco Subordination Agreement, and (iii) other Indebtedness incurred by a Loan Party that is expressly subordinated and made junior in right of payment to the full and final payment of the Obligations and, to the extent that such Indebtedness is incurred on or after the Closing Date, such Indebtedness has terms and conditions (including terms relating to interest, fees, repayment and subordination) that are reasonably satisfactory to the Administrative Agent.

“Subordination Agreement” means any of the Coltec Subordination Agreement, the Stemco Subordination Agreement and any other subordination agreement executed and delivered after the Closing Date on terms and conditions acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent. Notwithstanding anything herein to the contrary, no member of the GST Group shall be deemed to be a Subsidiary hereunder until the Re-Consolidation Date.

“Swap Bank” means any Person that (a) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract or (c) within 30 days after the time it enters into the applicable Swap Contract, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as is approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $30,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transaction Costs” means all costs, fees, expenses and premiums (including tender and redemption premiums) associated with the issuance of any Indebtedness pursuant to Section 8.03(g), repurchasing and repaying the Convertible Debentures (whether at maturity, upon conversion, by tender offer or through privately negotiated purchases and including any costs, fees and expenses associated with consummating the transactions contemplated by the call option and warrant transactions entered into in connection with the issuance of the Convertible Debentures), and entering into this Agreement and the other Loan Documents.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means any Person that (a) at the time it enters into a Treasury Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Treasury Management Agreement or (c) within 30 days after the time it enters into the applicable Treasury Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Parent directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Parent.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except for changes in the application of which such accountants concur), as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower Representative in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. The Borrower Representative will provide a written summary of material changes in GAAP affecting the financial statements of the Parent or any of its Subsidiaries and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate), the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio and/or the Consolidated Interest Coverage Ratio for purposes of determining (y) compliance with Section 8.11 and/or (z) the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 8.11 (or satisfaction of a required ratio by reference to any financial covenant set forth in Section 8.11), (x) in the case of any such compliance (or satisfaction) determined after delivery of financial statements for the fiscal quarter ending September 30, 2014, such Pro Forma Compliance (or satisfaction) shall be determined by reference to the maximum Consolidated Net Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 7.01(a) or (b), or (y) in the case of any such compliance (or satisfaction) determined prior to the delivery referred to in clause (x) above, such Pro Forma Compliance (or satisfaction) shall be determined by reference to the maximum Consolidated Net Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the fiscal quarter ending September 30, 2014. Notwithstanding anything to the contrary herein, for purposes of calculating the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio at any time prior to the first delivery of financial statements pursuant to Section 7.01(a) or (b), such calculation shall be determined based on the pro forma consolidated financial statements of the Parent and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date (and posted on SyndTrak for the Lenders) and thereafter, based on the most recent financial statements delivered pursuant to Section 7.01(a) or (b).

(d) Consolidation. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount or financial ratio (including any component definition thereof) for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to (i) include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein and (ii) exclude all results of operations, amounts and items of or attributable to any member of the GST Group until the Re-Consolidation Date.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents

(a) The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the L/C Issuer.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.

1.06 Additional Alternative Currencies

(a) The Borrower Representative may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the issue date of the desired Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). The Administrative Agent shall promptly notify the L/C Issuer thereof. The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., 5 Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower Representative.

1.07 Change of Currency

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day; Rates

(a) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b) Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any comparable or successor rate thereto.

1.09 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b) Incremental Facilities. The Borrower Representative may from time to time, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent in each case, at any time prior to the Maturity Date, increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”) and/or add one or more tranches of term loans (each an “Incremental Term Facility”; each Incremental Term Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) to this Agreement at the option of the Borrower Representative by an agreement in writing entered into by the Borrowers, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility (each an “Incremental Facility Amendment”); provided that:

(i) the aggregate principal amount of all Incremental Facilities shall not exceed $200,000,000;

(ii) no Default shall have occurred and be continuing, and no Default would exist after giving effect to any Incremental Facility, both on the date on which such Incremental Facility is requested and on the date on which such Incremental Facility is to become effective;

(iii) each Incremental Facility shall be in a minimum amount of $20,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree);

(iv) no existing Lender shall be under any obligation to provide any Incremental Facility Commitment and any such decision whether to provide an Incremental Facility Commitment shall be in such Lender’s sole and absolute discretion;

(v) each Person providing any Incremental Facility Commitment shall be an institution selected by the Borrower Representative that qualifies as an Eligible Assignee and is reasonably acceptable to the Administrative Agent and, in the case of any such institution providing an Incremental Revolving Increase, the L/C Issuer and the Swing Line Lender;

(vi) each Incremental Facility shall be effective only upon receipt by the Administrative Agent of (A) additional commitments in respect of such requested Incremental Facility (each an “Incremental Facility Commitment”) from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees and (B) documentation from each Person providing an Incremental Facility Commitment evidencing its Incremental Facility Commitment and its obligations under this Agreement in form and substance acceptable to the Administrative Agent;

(vii) the Administrative Agent shall have received:

(A) a certificate of the Borrowers dated as of the effective date of such Incremental Facility signed by a Responsible Officer of the Borrower Representative (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of each Borrower approving such Incremental Facility, and (2) certifying that, before and after giving effect to such Incremental Facility, (x) the representations and warranties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the date of such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, and (y) no Default exists;

(B) in the case of an Incremental Term Facility, a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Term Facility the Borrowers are in compliance with the financial covenants in Section 8.11 on a Pro Forma Basis;

(C) such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility;

(D) to the extent requested by the Administrative Agent, customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (including each Person providing an Incremental Facility Commitment), dated as of the effective date of such Incremental Facility; and

(E) such other documents and certificates it may reasonably request relating to the necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(viii) in the case of an Incremental Revolving Increase:

(A) the terms and conditions (including interest rate, interest rate margins, fees (other than arrangement, structuring, underwriting and similar fees not paid generally to all Lenders under such Incremental Revolving Increase), prepayment terms and final maturity) of such Incremental Revolving Increase shall be the same as the terms applicable to the Aggregate Revolving Commitments hereunder;

(B) Schedule 2.01 shall be deemed revised to include any increase in the Aggregate Revolving Commitments pursuant to this Section 2.01(b) and to include thereon any Person that becomes a Lender with a Revolving Commitment pursuant to this Section 2.01(b); and

(C) on the effective date of such Incremental Revolving Increase, the existing Lenders with Revolving Commitments shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 10.06(b)) of the outstanding Revolving Loans and participation interests in Letters of Credit and Swing Line Loans to the Lenders providing such Incremental Revolving Increase, and the Administrative Agent may make such adjustments to the Register as are necessary, so that after giving effect to such Incremental Revolving Increase and such assignments and adjustments, each Lender (including the Lenders providing such Incremental Revolving Increase) will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans and participation interests in Letters of Credit and Swing Line Loans; and

(ix) in the case of an Incremental Term Facility;

(A) the interest rate, interest rate floors, interest rate margins, fees, discount, prepayment premiums, mandatory prepayments, amortization and final maturity date for such Incremental Term Facility shall be as agreed by the Borrower Representative and the Lenders providing such Incremental Term Facility; provided that:

(1) the final maturity of such Incremental Term Facility shall not be earlier than the later of (x) the Maturity Date with respect to Revolving Loans and (y) the final maturity of any other Incremental Term Facility;

(2) the weighted average life to maturity of such Incremental Term Facility shall not be less than the remaining weighted average life to maturity of any other Incremental Term Facility (in each case, as determined by the Administrative Agent in accordance with customary financial practice); and

(3) all other terms and conditions applicable to such Incremental Term Facility must be reasonably acceptable to the Administrative Agent;

(B) the proceeds of such Incremental Term Facility shall be used for the purposes described in the definitive documentation for such Incremental Term Facility;

(C) Schedule 2.01 shall be deemed revised to add the commitments and commitment percentages of the Lenders providing the Incremental Term Facility; and

(D) such Incremental Term Facility shall share ratably in any prepayments of any other Incremental Term Facilities pursuant to this Agreement (or otherwise provide for more favorable prepayment treatment for the then outstanding other Incremental Term Facilities) and shall have ratable voting rights with the other Incremental Term Facilities (or otherwise provide for more favorable voting rights for the then outstanding other Incremental Term Facilities).

The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents and any guarantees provided with respect to the Obligations. The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Incremental Facility Amendments to the extent the Administrative Agent and the Borrower Representative deem necessary in order to establish Incremental Facilities on terms consistent with and/or to effect the provisions of this Section 2.01(b) (including by adding provisions related to voluntary and mandatory prepayments of term loans under any Incremental Term Facility as deemed appropriate by the parties to any Incremental Facility Amendment). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. This Section 2.01(b) shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by (x) telephone or (y) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $10,000 or a whole multiple of $10,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower Representative is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the Borrower that will receive the proceeds of the requested Loans (which shall be the Borrower Representative unless otherwise requested in such notice). If the Borrower Representative fails to specify a Type of a Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 20 Interest Periods in effect with respect to all Loans.

(f) This Section 2.02 shall not apply to Swing Line Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Parent or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Parent or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower Representative for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Furthermore, each Lender acknowledges and confirms that it has a participation interest in the liability of the L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Percentage of the Revolving Loans. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof; and the Borrowers’ reimbursement obligations in respect of the Existing Letters of Credit, and each Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(D) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower Representative shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower Representative so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower Representative shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower Representative that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower Representative shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower Representative of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrowers, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrowers agree, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrowers fail to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower Representative shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower Representative of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of

Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of a Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice any Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will promptly notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower Representative when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the third calendar day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at a rate separately agreed between the Borrower Representative and the L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower Representative and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and payable on a quarterly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be due and payable on the third calendar day after the end of each March, June, September and December in respect of the quarterly period (or portion thereof, in the case of the first payment) then ending, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower Representative’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (x) telephone or (y) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the Borrower that will receive the proceeds of such Swing Line Loan. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrowers (which hereby irrevocably request and authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Borrower Representative with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender

(acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary Prepayments.

(i) Revolving Loans. The Borrowers may, upon notice from the Borrower Representative to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $10,000 or a whole multiple of $10,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower Representative, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. The Borrowers may, upon notice from the Borrower Representative to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower Representative, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(ii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied ratably to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Aggregate Revolving Commitments.

(a) Optional Reductions. The Borrowers may, upon notice from the Borrower Representative to the Administrative Agent, terminate the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swing Line Sublimit or from time to time (i) permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations, (ii) permanently reduce the Letter of Credit Sublimit to an amount not less than the Outstanding Amount of the L/C Obligations and/or (iii) permanently reduce the Swing Line Sublimit to an amount not less than the Outstanding Amount of the Swing Line Loans; provided that (x) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (y) any such partial reduction of the Aggregate Revolving Commitments shall be in an aggregate amount of $5,000,000 or any whole multiple of $100,000 in excess thereof and any such partial reduction of the Letter of Credit Sublimit or the Swing Line Sublimit shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (z) the Borrowers shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory Reductions. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earliest to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender, (ii) the date ten (10) Business Days after such Swing Line Loan is made and (iii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder (other than Obligations arising solely under any Secured Swap Agreement or Secured Treasury Management Agreement) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars at a rate per annum equal to the product of (i) the Applicable Rate for Commitment Fees times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the third calendar day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period; provided, that (A) no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter or in separate agreements with the Arrangers in compliance with the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, any Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower Representative as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:30 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:30 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to a Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to a Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower Representative at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the

Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in any amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, such deduction or withholding to be determined in good faith.

(ii) If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent in good faith to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Representative, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Representative or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Internal Revenue Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If any Lender in good faith determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof or otherwise, (a) the Administrative Agent determines in good faith that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine in good faith that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower Representative and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice once the circumstances giving rise to such suspension no longer exist. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 3.03, the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 3.03, (2) the Administrative Agent notifies the Borrower Representative that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Administrative Agent and the Borrower Representative written notice thereof.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Representative;

(c) any failure by any Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Representative pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 3.05 by any Lender as to any additional amounts payable pursuant to this Section 3.05 shall be submitted by such Lender to the Borrower Representative either directly or through the Administrative Agent. Determinations by the Lenders and Administrative Agent under this Section 3.05 and determinations set forth in any such certificate shall be made in good faith.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender and the L/C Issuer may make any Credit Extension through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower Representative such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower Representative may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Obligations of a Guarantor that are guaranteed under this Guaranty shall exclude any Excluded Swap Obligations with respect to such Guarantor.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent obligations that survive termination of this Agreement and as to which no claim has been asserted and obligations under Secured Swap Agreements and Secured Treasury Management Agreements for which satisfactory arrangements have been made with the applicable Treasury Management Bank or Swap Bank) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreement, or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent obligations that survive termination of this Agreement and as to which no claim has been asserted and obligations under Secured Swap Agreements and Secured Treasury Management Agreements for which satisfactory arrangements have been made with the applicable Treasury Management Bank or Swap Bank) have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising. Notwithstanding anything to the contrary herein, the Guarantee in this Article IV shall terminate (subject to Section 4.03) upon payment in full of all Obligations (other than contingent obligations that survive termination of this Agreement and as to which no claim has been asserted and Obligations under Secured Swap Agreements and Secured Treasury Management Agreements for which satisfactory arrangements have been made with the applicable Treasury Management Bank or Swap Bank) and termination of the Commitments.

4.08 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until such time as the Obligations (other than contingent obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension.

This Agreement shall become effective upon and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents to be executed on the Closing Date, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c) Financial Statements. The Administrative Agent shall have received:

(i) the Audited Financial Statements; and

(ii) unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended June 30, 2014, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “Interim Financial Statements”);

(iii) financial projections for the Parent and its Subsidiaries in form and substance satisfactory to the Lenders for each year commencing with the fiscal year ended December 31, 2015 through December 31, 2019; and

(iv) forecasts prepared by management of the Parent of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a quarterly basis for the fiscal quarters ending December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015.

(d) No Material Adverse Change. There shall not have occurred since December 31, 2013 any event or circumstance that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (it being understood that any matters disclosed in the Parent’s SEC filings prior to August 7, 2014 shall not be deemed to breach this condition).

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Parent, threatened in any court or before an arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect (it being understood that any matters disclosed in the Parent’s SEC filings prior to August 7, 2014 shall not be deemed to breach this condition).

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices; and

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties.

(h) Real Property Collateral. Receipt by the Administrative Agent of Real Property Security Documents with respect to the fee interest of any Loan Party in each real property identified on Schedule 6.20(a) (other than Excluded Property).

(i) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(j) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of each Borrower certifying that (i) the conditions specified in Sections 5.01(d) and (e) and Sections 5.02(a) and (b) have been satisfied and (ii) after giving effect to the transactions contemplated hereby, the Loan Parties are in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis (as demonstrated by supporting calculations included with the certificate).

(k) Solvency Certificate. Receipt by the Administrative Agent of certification as to the financial condition and Solvency of each Borrower individually and of the Parent and its Subsidiaries on a consolidated basis (after giving effect to the transactions contemplated hereby) from a Responsible Officer of each Borrower.

(l) Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(m) Attorney Costs. Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(n) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Parent and its Subsidiaries.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any Compliance Certificate, Pro Forma Compliance Certificate, Loan Notice or Swing Line Loan Notice furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the L/C Issuer would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.

(d) The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower Representative or any other Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to clause (b)(ii) above, as would not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) notices required by Law in connection with enforcement actions.

6.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally or by general equitable principles.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities required to be set forth therein in accordance with GAAP as of the date thereof.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities required to be set forth therein in accordance with GAAP as of the date thereof.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any business or property of any Loan Party or any Subsidiary material to the Parent and its Subsidiaries taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Parent and its Subsidiaries taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and fairly present in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

Except for matters disclosed in the Parent’s SEC filings prior to August 7, 2014 (solely as in effect on such date and without taking into account any changes to such matters after such date), there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after reasonable inquiry, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) would reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, and good title to all personal property necessary or used in the ordinary conduct of its business, except in each case for such defects in title or interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except for matters disclosed in the Parent’s SEC filings prior to August 7, 2014 (solely as in effect on such date and without taking into account any changes to such matters after such date) or except as would not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

(a) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(b) Each Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all federal and other material state and other tax returns and reports required to be filed, and have paid, or made provision for the payment of, all federal and other material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred and neither any Borrower nor any ERISA Affiliate knows of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or, to the knowledge of the Borrowers, exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (a) jurisdiction of formation, (b) number of shares of each class of Equity Interests outstanding, (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (d) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act.

(a) No Loan Party or Subsidiary is engaged, and each Loan Party and Subsidiary will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of a Borrower only or of the Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

6.15 Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made or delivered (or deemed made or delivered); provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to certain contingencies and assumptions beyond the control of the Parent and its Subsidiaries, and no assurance can be given that such projections will be realized).

6.16 Compliance with Laws.

Except for matters disclosed in the Parent’s SEC filings prior to August 7, 2014 (solely as in effect on such date and without taking into account any changes to such matters after such date), each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

Each Loan Party and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any of its Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights owned by any of the Loan Parties or any of its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18 Solvency.

The Loan Parties are now Solvent on a consolidated basis and, after giving effect to the Loans to be made and the other Obligations to be incurred hereunder, will be Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The provisions of the Collateral Documents are effective to create valid security interests in, and Liens on, the Collateral purported to be covered thereby, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by the Administrative Agent of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interests and Liens shall constitute perfected security interests and Liens, prior to all other Liens other than Permitted Liens, to the extent such security interests and Liens can be perfected by such filings, actions and possession; provided, that, no representation or warranty is made by any Loan Party as to the perfection of the Administrative Agent’s Lien in any Equity Interests of an issuer that is a Foreign Subsidiary under foreign law.

6.20 Business Locations, Etc.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of (a) each Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.13(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Labor Matters.

Except as set forth on Schedule 6.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, nor do there exist as of the Closing Date, to any Loan Party’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization affecting any Loan Party or any Subsidiary.

6.22 Government Sanctions.

Each Borrower represents that neither any Borrower nor any of its Subsidiaries (collectively, the “Company”) or, to the knowledge of the Company, any director, officer, employee, agent or Affiliate of the Company, is an individual or entity currently the subject to any sanctions administered or enforced by the United States Government, including without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMY”), or other relevant sanctions authority (“Sanctions”).

6.23 PATRIOT Act.

To the extent applicable, each Borrower and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act.

6.24 Anti-Corruption Laws.

To the extent applicable, no part of the proceeds of any Loan will be used by any Loan Party, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any Borrower or any other Loan Party.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations arising solely under Secured Swap Agreements and Secured Treasury Management Agreements and other than contingent obligations that survive the termination of this Agreement and as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent:

(a) as soon as available, and in any event within ninety days after the end of each fiscal year of the Parent, a consolidated and consolidating (by business unit) balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating (by business unit) statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or such other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects in accordance with GAAP the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries; and

(b) as soon as available, and in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, an unaudited consolidated and consolidating (by business unit) balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating (by business unit) statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects in accordance with GAAP the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes, and such consolidating statements to be certified by a Responsible Officer of the Borrower Representative to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its consolidated Subsidiaries.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative, including a calculation of the Cumulative Credit;

(c) no later than 60 days after the beginning of each fiscal year of the Parent, beginning with the fiscal year commencing January 1, 2015, an annual business plan and budget of the Parent and its Subsidiaries containing, among other things, projected financial statements of the Parent and its Subsidiaries for each quarter of such fiscal year;

(d) except to the extent publicly available, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower Representative containing information regarding the amount of all Acquisitions, the purchase price for which exceeded the Threshold Amount, that occurred during the period covered by such financial statements; and

(f) promptly after any request by the Administrative Agent or any Lender, copies of any audit reports, management representation letters or written recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the audit or review of the Parent’s financial statements referred to in Sections 7.01(a) and (b);

(g) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(h) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(j) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower Representative listing (i) all applications by any Loan Party, if any, for registered Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (ii) all issuances of registrations or letters on existing applications by any Loan Party for registered Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent upon its request or any Lender upon its request to the Borrower Representative to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (provided, that delivery shall be deemed effective upon electronic delivery in accordance with the above provisions of this paragraph) and (ii) the Borrowers shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates (“Private Information”), or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Unless otherwise marked as “PUBLIC” prominently on the first page thereof, all Borrower Materials are to be considered Private Information. The Administrative Agent, the Arrangers and the Lenders each agree and acknowledge that (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”

7.03 Notices.

(a) Promptly upon (and in any event, within five Business Days after) any Responsible Officer of any Loan Party obtaining knowledge thereof, notify the Administrative Agent of the occurrence of any Default (to the extent such Default remains in existence).

(b) Promptly upon (and in any event, within five Business Days after) any Responsible Officer of any Loan Party obtaining knowledge thereof, notify the Administrative Agent of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Promptly upon (and in any event, within five Business Days after) any Responsible Officer of any Loan Party obtaining knowledge thereof, notify the Administrative Agent of the occurrence of any ERISA Event.

(d) Promptly (and in any event, within five Business Days) notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary, including any determination by a Borrower referred to in Section 2.10(b).

(e) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or would be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any real properties owned by a Loan Party and as to the compliance by any Loan Party or any of its Subsidiaries with Environmental Laws at such real properties, in each case solely as it relates to such event or condition. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to such real properties to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge all its material obligations and liabilities, including (a) all federal and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, prior to delinquency or the date on which penalties attach thereto, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien (other than Permitted Liens) upon its property; and (c) all Indebtedness with an outstanding principal amount in excess of the Threshold Amount, as and when due and payable, but subject to applicable grace and notice periods and to the terms of the Subordination Agreements and any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or if the applicable insurance provider will not provide thirty days’ notice, such lesser amount as reasonably agreed by the Administrative Agent) prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied (except for changes in the application of which the Parent’s accountants concur) shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower Representative; provided, however, that (a) so long as no Default exists, the Borrowers shall only be required to pay for the expense of one such visit during any fiscal year of the Parent and (b) when a Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. Lenders may participate in any such visit or inspection, at their own expense (unless a Default exists, in which event Borrowers shall promptly reimburse all such expenses). Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower, and shall not incur any liability by reason of its failure to conduct or delay in conducting such inspections. Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions only (a) to repurchase and repay the Convertible Debentures, to refinance certain other existing Indebtedness, and in each case to pay costs and expenses relating thereto, (b) to finance working capital and capital expenditures and (c) for other general corporate purposes (including Permitted Acquisitions and other Investments permitted hereunder), provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12 Additional Subsidiaries.

(a) Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary or any Subsidiary directly owned by a Domestic Subsidiary, notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) Within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after the acquisition or formation of any Subsidiary, if such Person is a Domestic Subsidiary, cause such Person to (x) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope satisfactory to the Administrative Agent.

(c) Upon the guarantee by any Subsidiary of any Indebtedness incurred pursuant to Section 8.03(g), concurrently with the provision of such guarantee, to the extent such Subsidiary is not a Guarantor hereunder, cause such Subsidiary to (x) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope satisfactory to the Administrative Agent.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14 Pledged Assets.

(a) Equity Interests. Cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than the Equity Interests of any member of the GST Group until pledged as Collateral) and (b) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the

Obligations, pursuant to the terms and conditions of the Collateral Documents, together with, if requested by the Administrative Agent, opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent (it being understood that this Section 7.14(a) shall (x) with respect to any certificated Equity Interests of any Foreign Subsidiary owned by a Domestic Subsidiary, only require delivery of such certificated Equity Interests in accordance with Section 7.17 or within thirty (30) days after the formation or acquisition, directly or indirectly, of such Foreign Subsidiary and (y) only require perfection of the Administrative Agent’s security interest under the Law of the jurisdiction of organization of a Foreign Subsidiary (i) within ninety (90) days (or such longer period as the Administrative Agent permits in its sole discretion) of the request of the Administrative Agent (which request shall be deemed made on the Closing Date with respect to Foreign Subsidiaries subject to the following clause (ii) on the Closing Date) and (ii) if the Equity Interests of such Foreign Subsidiary are uncertificated and such Foreign Subsidiary is a Subsidiary of the Parent with assets that have an aggregate net book value of more than $15,000,000).

(b) Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15 Further Assurances

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject each Borrower’s and its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent, the Lenders, the L/C Issuer, the Treasury Management Banks and the Swap Banks the rights granted or now or hereafter intended to be granted to them under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

7.16 Subordinated Indebtedness

Maintain each Subordination Agreement in full force and effect and cause (a) all Indebtedness owing to GST LLC evidenced by the Coltec Subordinated Note, (b) all Indebtedness owing to GST LLC evidenced by the Stemco Subordinated Note, (c) all Indebtedness owing to GST LLC under the Coltec/Stemco Subordinated Guaranty and (d) all other Subordinated Indebtedness to be, in each case, at all times subordinated to the full and final payment of the Obligations pursuant to the terms of the Subordination Agreements.

7.17 Post-Closing Matters.

Deliver to the Administrative Agent within thirty (30) days of the Closing Date (or such longer period as the Administrative Agent permits in its sole discretion) all certificates evidencing the certificated Equity Interests of Foreign Subsidiaries pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank and undated stock powers attached thereto.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations arising solely under Secured Swap Agreements and Secured Treasury Management Agreements and other than contingent obligations that survive the termination of this Agreement and as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document (including, for the avoidance of doubt, liens securing any Secured Swap Agreement and any Secured Treasury Management Agreement);

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals, refinancings, modifications or extensions thereof, provided that (i) the property covered thereby is not changed in any material respect, (ii) the amount secured or benefited thereby is not increased except as permitted by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal, refinancing, modification or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens (i) secure only amounts not overdue by more than 60 days and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds, letters of credit, bankers’ acceptances and other obligations of a like nature incurred in the ordinary course of business;

(g) (i) easements, rights-of-way, covenants, restrictions, encroachments, reservations, survey exceptions, exceptions in title insurance policies and other similar encumbrances affecting real property which, (A) do not in any case secure any monetary obligation or materially detract from the value of the property subject thereto for purposes of the business or materially interfere with the ordinary conduct of the business of the applicable Person or (B) are being contested in good faith by appropriate proceedings and (ii) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Administrative Agent;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (including accessions thereto and proceeds thereof), (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition plus the cost of constructing any improvements related to assets being financed solely by the same financing source and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof (or completion of construction thereof or improvement thereon);

(j) Leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or other obligations not constituting Indebtedness and permitted by this Agreement;

(l) normal and customary rights of setoff, revocation, refund or chargeback upon deposits of (i) cash in favor of banks or other depository institutions and (ii) Cash Equivalents or Approved Short-Term Investments for normal and customary fees associated with any account in which the same is maintained;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to any Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) Liens in favor of (i) GST LLC in the Membership Interests pursuant to the CIP/GGB Pledge Agreement, provided that such Liens shall at all times be subordinate to the Administrative Agent’s Liens therein in accordance with the terms of the Coltec Subordination Agreement, and (ii) GST LLC (as successor by merger to Stemco LP (DE)) in the general partnership interests in Stemco LP (TX) and in the stock of Stemco Holdings pursuant to the Stemco Pledge Agreement, provided that such Liens shall at all times be subordinate to the Administrative Agent’s Liens therein in accordance with the terms of the Stemco Subordination Agreement;

(p) Liens, if any, in favor of the Administrative Agent on Cash Collateral delivered pursuant to Section 2.14(a);

(q) Liens encumbering only assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted hereunder in an aggregate amount outstanding not exceeding $50,000,000 at any time;

(r) Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(s) Liens on assets or property of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by any Borrower or any other Subsidiary (other than pursuant to after acquired property clauses in effect at the time such Person becomes a Subsidiary that attach to other property acquired by such Person at the time such property is acquired);

(t) Liens on assets or property at the time any Borrower or a Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into a Borrower or a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by any Borrower or any Subsidiary (other than any additions or accessions to the assets or property so acquired);

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(v) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(w) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(x) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of a Borrower or any Subsidiary, under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(y) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(z) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (d) of the definition thereof;

(aa) Liens securing insurance premium financing arrangements; provided, that such Liens are limited to securing the applicable unearned insurance premiums; and

(bb) other Liens securing Indebtedness and other obligations permitted hereunder in an aggregate amount outstanding not exceeding $25,000,000 at any time.

8.02 Investments.

Make any Investments, except:

(a) Investments held by a Borrower or such Subsidiary in the form of cash, Cash Equivalents, Approved Short-Term Investments and the GIC;

(b) Investments and binding commitments to make Investments existing as of the Closing Date and set forth in Schedule 8.02 (including Investments in the GST Group), and Investments consisting of any extension, modification or renewal of any Investment existing on the Closing Date and set forth on Schedule 8.02;

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d) Investments existing as of the Closing Date in any Subsidiary that is not a Loan Party and Investments on or after the Closing Date by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments received in compromise or resolution of litigation, arbitration or other disputes;

(g) Guarantees permitted by Section 8.03;

(h) Permitted Acquisitions;

(i) loans and advances to officers, directors, employees or consultants (i) in the ordinary course of business in an aggregate outstanding amount not to exceed $30,000,000 in the aggregate at any one time outstanding, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of common Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(j) advances to suppliers in the ordinary course of business, not to exceed $2,500,000 in the aggregate at any one time outstanding;

(k) Investments in securities or other assets not constituting Cash Equivalents and received as consideration for assets sold, leased or otherwise transferred in accordance with Section 8.05 or such other sales and transfers not constituting Dispositions and not prohibited by the terms hereof;

(l) Investments made by any Foreign Subsidiary in the ordinary course of business in connection with the financing of international trading transactions, in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature;

(m) any Swap Contract permitted under Section 8.03(d);

(n) any Investment acquired by any Borrower or any Subsidiary (i) in exchange for any other Investment or accounts receivable held by such Borrower or such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by any Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(o) Investments the payment for which consists of Equity Interests of the Parent (other than Disqualified Stock);

(p) Investments in any Person to the extent such Investments consist of (i) prepaid expenses, (ii) negotiable instruments held for collection and (iii) deposits made in the ordinary course of business with respect to leases, utilities, workers’ compensation, indemnity and performance bonds, surety and appeals bonds and similar obligations;

(q) Investments made after the date hereof in an amount not to exceed $125,000,000 in the aggregate at any one time outstanding, in (i) the GST Group at any time prior to the Re-Consolidation Date, (ii) joint ventures and (iii) Foreign Subsidiaries (which, for the avoidance of doubt, shall be deemed to include, without duplication, any Investment made by a Foreign Subsidiary using the proceeds of an Investment in such Foreign Subsidiary substantially concurrently with (or within 180 days of) receipt of such proceeds, without the need to separately account for such Investment by a Foreign Subsidiary as an Investment made in reliance on any other subsection of this Section 8.02); provided, that Investments made after the date hereof in joint ventures and Foreign Subsidiaries shall not exceed $75,000,000 in the aggregate at any one time outstanding;

(r) Investments made using the Cumulative Credit then available; and

(s) other Investments in an amount not to exceed $125,000,000 in the aggregate at any one time outstanding.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Parent and its Subsidiaries set forth in Schedule 8.03 and any refinancings, renewals and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or extension and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended (it being acknowledged that the interest rate thereon may be increased to a market rate);

(c) intercompany Indebtedness permitted under Section 8.02; provided that in the case of Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party, (i) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by any Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $100,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) Indebtedness under the Convertible Debentures in a maximum principal amount of $172,500,000 in the aggregate at any one time outstanding;

(g) any Indebtedness; provided that (i) both before and after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Consolidated Net Leverage Ratio is not more than 3.75 to 1.00 and the Parent is otherwise in compliance with the financial covenants in Section 8.11, in each case on a Pro Forma Basis, with such financial covenants recomputed for the four-quarter period for which financial statements been most recently delivered to the Administrative Agent pursuant to Section 7.01, (ii) no Default shall exist at the time of, or would result from, the incurrence of such Indebtedness, (iii) the maturity date of such Indebtedness shall be at least 181 days after the latest maturity of any Loans hereunder, (iv) such Indebtedness is not subject to any amortization payments or any mandatory prepayments or sinking fund payments (other than in connection with a change of control, asset sale or event of loss and customary acceleration rights after an event of default) in each case prior to the date at least 181 days after the latest maturity of any Loans hereunder and (v) unless approved by the

Administrative Agent, such Indebtedness is on terms and conditions that are not materially more restrictive than the terms and conditions of this Agreement and the other Loan Documents; provided, further that any such Indebtedness may be refinanced, renewed or extended so long as (x) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or extension and by an amount equal to any existing commitments unutilized thereunder and (y) such Indebtedness continues to satisfy the requirements of clauses (iii), (iv) and (v) in this subsection (g) and the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended (it being acknowledged that the interest rate thereon may be increased to a market rate);

(h) Subordinated Indebtedness that is subject at all times to subordination pursuant to the provisions of a Subordination Agreement;

(i) Earn-Out Obligations incurred in connection with Permitted Acquisitions and other Acquisitions permitted pursuant to Section 8.02;

(j) Indebtedness from any Loan Party to any other Loan Party in connection with the ordinary course operation of the Loan Parties’ cash management system;

(k) Indebtedness of CFCL owed to foreign entities within the GST Group, so long as the net proceeds of such Indebtedness are held by CFCL in a segregated account and used solely for investments in Cash Equivalents or Approved Short Term Investments;

(l) Indebtedness of any Borrower or any Subsidiary existing or arising under any Secured Treasury Management Agreements or other Treasury Management Agreement entered into in the ordinary course of business;

(m) any Guarantee provided by STEMCO Kaiser Incorporated, a Michigan corporation, in connection with the Stemco Kaiser Ad Valorem Tax Relief Transaction;

(n) Indebtedness of Foreign Subsidiaries in a maximum principal amount of $50,000,000;

(o) reimbursement obligations in respect of surety and appeal bonds, indemnity and performance bonds, letters of credit, bankers’ acceptances and other obligations of a like nature incurred in the ordinary course of business;

(p) other Indebtedness in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding; and

(q) Guarantees with respect to Indebtedness of any Loan Party permitted under this Section 8.03; provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty and the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) a Borrower may merge or consolidate with another Borrower (or liquidate and contribute all its assets to another Borrower), (b) a Borrower may merge or consolidate with any of its Subsidiaries, and a Subsidiary may liquidate and contribute all its assets to a Borrower, provided that in each case such Borrower shall be the continuing or surviving corporation, (c) any Loan Party other than a Borrower may merge or consolidate with (or liquidate and contribute its assets to) any other Loan Party other than a Borrower, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary, (e) any Borrower or Subsidiary may merge or consolidate with any other Person so long as such Borrower or Subsidiary is the surviving entity and the merger or consolidation constitutes a Permitted Acquisition, (f) any Subsidiary that is not a Material Subsidiary may dissolve or liquidate if the Borrower Representative determines in good faith that such dissolution or liquidation is in the best interests of the Loan Parties and is not materially disadvantageous to the Lenders, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (g) to the extent not otherwise permitted under the foregoing clauses, any Wholly Owned Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with a Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved, so long as no Default or Event of Default has occurred and is continuing or would result therefrom and (h) Dispositions permitted by Section 8.05.

8.05 Dispositions.

Make any Disposition unless (a) at least 80% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (c) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to such Disposition, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (e) the aggregate net book value of all of the assets sold or otherwise disposed of by the Parent and its Subsidiaries in all such transactions occurring during any fiscal year shall not exceed 10% of Consolidated Total Assets as set forth in the most recent financial statements delivered pursuant to Section 7.01(a).

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c) the Parent may repurchase, retire or otherwise acquire for value its Equity Interests held by any future, present or former employee, director, officer or consultant of the Parent or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, in an amount not to exceed $20,000,000 in any fiscal year of the Parent, provided that, the amount of Restricted Payments permitted under this clause (d) may be increased for any fiscal year by (i) 100% of the amount of unused Restricted Payments permitted under this clause (d) for the immediately preceding fiscal year (provided that (x) Restricted Payments incurred under this clause (d) in any fiscal year shall be applied to the permitted amount set forth above for such fiscal year until such permitted amount is exhausted, prior to being applied to any unused amounts for the immediately preceding fiscal year and (y) unused Restricted Payments permitted under this clause (d) for any fiscal year may only be used in the immediately succeeding fiscal year and not in any subsequent fiscal year), (ii) the cash proceeds of key man life insurance policies received by the Parent or any Subsidiary after the Closing Date and (iii) the cash and Cash Equivalent proceeds (net of direct costs incurred in connection therewith, including legal, accounting and investment banking fees, sales commissions and underwriting discounts, and taxes paid or estimated to be payable as a result thereof) received by the Parent or any Subsidiary from any sale of Equity Interests (other than Disqualified Stock) of the Parent to employees, directors, officers or consultants of the Parent or any Subsidiary that occurs after the Closing Date (but only to the extent such proceeds do not increase the Cumulative Credit);

(d) so long as no Default exists or would result therefrom, the Parent may (i) pay dividends in respect of its common Equity Interests in an aggregate amount not to exceed $30,000,000 in any fiscal year, (ii) repurchase its common Equity Interests with proceeds of Indebtedness incurred pursuant to Section 8.03(g), in an aggregate amount not to exceed $80,000,000 during the term of this Agreement and (iii) make other Restricted Payments in an aggregate amount not to exceed $75,000,000 during the term of this Agreement;

(e) the Parent may make Restricted Payments using the Cumulative Credit then available;

(f) the Parent may make Restricted Payments for the repayment and/or repurchase (whether at maturity, by tender offer or by privately negotiated purchases) of the Convertible Debentures; and

(g) the Parent may make Restricted Payments in connection with the exercise of the Issuer Purchased Call Option Transaction, dated as of October 21, 2005, as evidenced by a confirmation bearing Transaction Reference Number 19957, as amended, entered into by the Parent and Bank of America in connection with the issuance of the Convertible Debentures.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Closing Date (or any reasonable expansion or extension thereof) or any business substantially related, similar (including any business that manufactures products and provides related services for sale to industrial customers) or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted (including transactions with the GST Group) by this Agreement; provided, that such transactions shall remain subject to any other applicable limitations, restrictions and requirements set forth in this Agreement, (d) reasonable compensation and reimbursement of expenses of officers and directors for services actually rendered in the ordinary course of business and payment of reasonable directors’ fees and indemnities, (e) transactions contemplated by the Intercompany Services Agreements and transactions between the Parent and its Subsidiaries and the GST Group contemplated by orders approved by the Bankruptcy Court and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (a) make Restricted Payments to any Loan Party, (b) pay any Indebtedness or other obligations owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its property to any Loan Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (v) any agreement governing Indebtedness incurred pursuant to Section 8.03(g), (vi) to the extent solely relating to Foreign Subsidiaries, any document governing Indebtedness permitted by Section 8.03(n), (vii) customary provisions in leases, licenses and other contracts restricting the assignment thereof or, with respect to leases or licenses of real or personal property, the assignment of the property subject thereto, (viii) agreements acquired in any Permitted Acquisitions so long as such agreements were not entered into in anticipation of such Permitted Acquisition, the restriction is not applicable to any Person other than the Person or the assets of the Person so acquired, and such agreements do not prohibit any of the transactions or Liens contemplated by the Loan Documents and (ix) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Investments permitted by Section 8.02 and applicable solely to such joint venture or the Equity Interests therein.

8.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 4.0 to 1.0.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 2.5 to 1.0.

8.12 Prepayment of Other Indebtedness, Etc.

(a) Make any payment of principal or interest, or other amount on any Subordinated Indebtedness in violation of the Subordination Agreement relating to such Subordinated Indebtedness or any other subordination provisions applicable thereto.

(b) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, repurchase, refinance or exchange of any Indebtedness incurred or maintained in reliance on Section 8.03(g).

(c) Amend, modify or change the terms of any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Parent or any Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

(d) Make any payment or contribution in excess of $50,000,000 in connection with the bankruptcy proceedings of GST LLC, Garrison and Anchor Packing Company made for the purposes of obtaining the benefit of a claims injunction under 11 U.S.C. §524(g)(1) and (4).

8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner adverse in any material respect to the Lenders.

(b) Change its fiscal year.

(c) Solely with respect to a Loan Party, without providing ten (10) days prior written notice to the Administrative Agent (or such other notice agreed to by the Administrative Agent), change its name, state of formation or form of organization.

8.14 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary of the Parent) to own any Equity Interests of any Subsidiary of any Loan Party, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary of any Loan Party to issue or have outstanding any shares of Disqualified Stock or other preferred Equity Interests (other than preferred Equity Interests owned by a Loan Party) or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.15 Sanctions.

(a) Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as lender, administrative agent, arranger, underwriter, advisor, investor or otherwise) of Sanctions.

(b) Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

8.16 Capital Expenditures.

Permit the aggregate amount of Consolidated Capital Expenditures (other than Capital Expenditures financed with non-revolving Indebtedness permitted under Section 8.03) to be greater than $100,000,000 in any fiscal year of the Parent; provided that, the amount of permitted Consolidated Capital Expenditures set forth above may be increased for any fiscal year by 100% of the amount of unused permitted Consolidated Capital Expenditures for the immediately preceding fiscal year (provided that (i) Consolidated Capital Expenditures in any fiscal year shall be applied to the unused amounts for the prior fiscal year until such unused amounts are exhausted, prior to being applied to the permitted amount for a given fiscal year and (ii) unused permitted Consolidated Capital Expenditures for any fiscal year may only be used in the immediately succeeding fiscal year and not in any subsequent fiscal year).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(b), 7.03(a), 7.05(a), 7.10, 7.11, 7.12, or 7.14 or Article VIII or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for the earlier of (i) thirty days after the date on which a Responsible Officer of any Loan Party acquires knowledge thereof and (ii) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower Representative; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any Compliance Certificate, Pro Forma Compliance Certificate, Loan Notice or Swing Line Loan Notice delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount outstanding (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (for the avoidance of doubt, excluding (in the case of both this clause (B) and the preceding clause (A)) any failure to make a payment on, or otherwise comply with, the terms of the Coltec Subordinated Note or the Stemco Subordinated Note to the extent such payment or compliance is prohibited by a Subordination Agreement); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or upon satisfaction in full of all the Obligations (other than Obligations arising solely under any Secured Swap Agreement or Secured Treasury Management Agreement and other than contingent obligations that survive the termination of this Agreement and as to which no claim has been asserted), ceases to be in full force and effect; or any Loan Party or any other Person (other than the Administrative Agent, the L/C Issuer, the Swing Line Lender, any Arranger or any other Lender) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Invalidity of Subordination Provisions. The subordination provisions of any Subordination Agreement or any of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in any material part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

(m) GST Group. (i) Any member of the GST Group that is a Domestic Subsidiary fails to join as a Guarantor and pledge its assets as Collateral in the manner contemplated by Sections 7.12 and 7.14 for Subsidiaries (including by delivering to the Administrative Agent (x) a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose and (y) documents of the types referred to in Sections 5.01(f) and (g) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity and binding effect and enforceability of the documentation referred to in clause (x)) on or before the Re-Consolidation Date or (ii) any Loan Party fails to pledge its Equity Interests in the members of the GST Group in the manner contemplated by Section 7.14(a) for Subsidiary Equity Interests (including by delivering, if requested by the Administrative Agent, opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent) on or before the Re-Consolidation Date.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Swap Agreement, ratably among the Lenders, the Swap Banks and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Agreement, (c) payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other

Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Banks and potential Treasury Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower Representative, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower Representative) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower Representative and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower Representative, the Required Lenders may appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other

Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower Representative of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Lenders, L/C Issuer, Swing Line Lender, Swap Banks and potential Treasury Management Banks (collectively with the Administrative Agent, the “Secured Parties”) hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (d) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10 Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each Lender (including in its capacities as a potential Treasury Management Bank and a potential Swap Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion (subject to the below provisions of this Section 10.10):

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (A) contingent obligations that survive the termination of this Agreement and for which no claims have been asserted and (B) obligations and liabilities arising under Secured Treasury Management Agreements or Secured Swap Agreements as to which arrangements satisfactory to the applicable Treasury Management Bank or Swap Bank have been made) and the expiration or termination of all Letters of Credit, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10. In each case as specified above in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such items of Collateral from the security interest granted under the Collateral Documents or to subordinate its interest in such items or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and under the circumstances set forth above in this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 Treasury Management Banks and Swap Banks.

No Treasury Management Bank or Swap Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or of any mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vii) release any Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(viii) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any Swing Line Loans and L/C Obligations)), (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Revolving Loan Borrowing or L/C Credit Extension, (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02, 2.03, 2.05(b)(i) or 2.06 or any term, covenant or agreement contained in Article VIII or Article IX or (iii) amend or change any provision of this Section 11.01(a)(viii);

(b) unless also signed by the L/C Issuer, no amendment, waiver or consent shall (i) affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it or (ii) amend Section 1.06 or the definition of “Alternative Currency”;

(c) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) any Subordination Agreement may be amended, supplemented or modified on terms and conditions consented to in writing by the Administrative Agent, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything herein to the contrary, (x) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrowers, the other Loan Parties and the relevant Lenders providing such additional credit facilities (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.13 or Section 9.03 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this paragraph, (y) in order to implement any additional Commitments in accordance with Section 2.01(b), this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments in accordance with Section 2.01(b)) by the Borrowers, the other Loan Parties, the Administrative Agent and the relevant Lenders providing such additional Commitments and (z) if following the Closing Date, the Administrative Agent and the Borrower Representative shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower or any other Loan Party, to the address, facsimile, number, email address or telephone number specified for the Borrower Representative on Schedule 11.02;

(ii) if to any of the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(iii) if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s (except arising solely from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including a Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) results from a claim brought by a Borrower or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in each case if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for any Loan Party’s or any Subsidiary’s direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $2,500,000 in the case of an assignment of term loans under any Incremental Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that this Section 11.06(b)(i)(B) shall not apply to assignments permitted pursuant to Section 10.09;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and any outstanding term loans under an Incremental Term Facility on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Commitment or Incremental Facility Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any term loan under an Incremental Term Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of a Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such processing and recordation fee shall not apply to any assignment permitted pursuant to Section 10.09. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to a Borrower or to any Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment;

provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower Representative and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower Representative, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Representative shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Confidential Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(b) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower Representative or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary unless such information is marked “PUBLIC.” Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower or Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such

Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.17 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (ii) neither the Administrative Agent, nor any Arranger nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent, nor any Arranger nor any Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Borrower Representative; Joint and Several Obligations.

(a) Because it is impractical at any particular time to determine which of the Borrowers will directly receive the proceeds of any Loan, each of the Borrowers hereby authorizes the Administrative Agent to disburse the proceeds of each Loan at the direction of the Borrower Representative acting as agent on behalf of the Borrowers to any of the Borrowers. Each Borrower represents, warrants and understands that, in consequence of the receipt and use of such proceeds and direct and indirect benefits by any particular Borrower, all the Borrowers shall be jointly and severally liable for all Loans and all other Obligations so incurred hereunder by any Borrower, without regard to the identity of the Borrower in whose name any Loan is made. Each Borrower hereby irrevocably designates, appoints, authorizes and directs the Borrower Representative (including each Responsible Officer of the Borrower Representative) to act on behalf of such Borrower for the purposes set forth in this Section 11.19, and to act on behalf of such Borrower for purposes of giving Requests for Credit Extension to the Administrative Agent and the L/C Issuer and for otherwise making requests and giving and receiving notices and certifications under this Agreement or any other Loan Document (it being acknowledged by the Borrowers that any notice given to the Borrower Representative hereunder or under any other Loan Document, for any purpose, shall be deemed properly given to all Borrowers) and otherwise for taking all other action contemplated to be taken by the Borrower Representative (including each Responsible Officer of the Borrower Representative) or any Borrower hereunder or under any other Loan Document. Without limiting the generality of the foregoing, each Borrower acknowledges and agrees that any Compliance Certificate and any other certificate executed and delivered by the Borrower Representative pursuant to Section 7.02 hereof shall be deemed given by and on behalf of each Borrower and that the representations, certifications and information therein shall be deemed made and given by the Borrower Representative and each Borrower, and the Borrower Representative is authorized to execute and deliver such Compliance Certificates and other certificates on behalf of each Borrower. Each Borrower further appoints the Borrower Representative as its agent for any service of process. The Administrative Agent is entitled to rely and act on instructions of the Borrower Representative, by and through any Responsible Officer thereof, on behalf of each Borrower. Without limiting the provisions of Section 11.04, each Borrower covenants and agrees to assume joint and several liability for and to protect, indemnify and hold harmless the Administrative Agent and the Lenders from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, attorneys’ fees), which may be incurred by, imposed on or asserted against the Administrative Agent or any Lender, howsoever arising or incurred because of, out of or in connection with the disbursements of the Loans in accordance with this Section 11.19 except to the extent that such liabilities, obligations, damages, penalties, claims, causes of actions, costs, charges and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting any other provisions set forth herein, such books and records may be reviewed and copied by the Administrative Agent at such Borrower’s expense at reasonable intervals and upon reasonable notice given by the Administrative Agent to such Borrower, including notice given through the Borrower Representative.

(b) The Obligations of each Borrower under this Section 11.19 are independent, and a separate action or actions may be brought and prosecuted against any of the Borrowers whether action is brought against of the other Borrowers or whether any of the other Borrowers are joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting its liability hereunder.

(c) Each Borrower represents and warrants that the request for joint handling of the Loans and other Obligations made hereunder was made because the Borrowers are engaged in related operations and are interdependent. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of the Borrowers is dependent on the continued successful performance of the functions of the group.

(d) Each Borrower represents and warrants that (i) it has established adequate means of obtaining from the other Borrower on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of the other Borrower and its property, and (ii) it now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of the other Borrower and its property. Each Borrower hereby waives and relinquishes any duty on the part of the Administrative Agent or any holder of the Obligations to disclose to such Borrower any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of the other Borrower, any other Loan Party, any Subsidiary or any of their respective properties, whether now or hereafter known by the Administrative Agent or any holder of the Obligations during the life of this Agreement.

(e) The Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several, absolute and unconditional irrespective of, and each Borrower hereby expressly waives, to the extent permitted by law, any defense to its Obligations under this Agreement (other than the defense of indefeasible payment and satisfaction in full of all Obligations) and all the other Loan Documents to which it is a party by reason of:

(i) any lack of legality, validity or enforceability of this Agreement, any other Loan Document, or any other agreement or instrument creating, providing security for, or otherwise relating to any of the Obligations (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(ii) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(iii) any acceleration of the maturity of any of the Obligations in accordance with Section 9.02 (whether of such Borrower or of any of the other Borrowers) or of any other obligations or liabilities of any Person under any of the Related Agreements;

(iv) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Obligations (whether of such Borrower or of any of the other Borrowers) or for any other obligations or liabilities of any Person under any of the Related Agreements;

(v) any dissolution of any of the Borrowers, any Subsidiary, any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Borrowers, any Subsidiary, any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrowers, any Subsidiary, any Guarantor or any other party to a Related Agreement;

(vi) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement or any other Related Agreement, in whole or in part;

(vii) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of any of the Obligations (whether of such Borrower or of any of the other Borrowers);

(viii) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Obligations (whether of such Borrower or of any of the other Borrowers) or any of the obligations or liabilities of any party to any other Related Agreement; or

(ix) any other circumstance whatsoever (with or without notice to or knowledge of any other Borrower) which may or might in any manner or to any extent vary the risks of such Borrower, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower, to any Guarantor or to any collateral in respect of the Obligations.

(g) Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such other Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

(h) Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Loan Party, and any successor or assign of any other Loan Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the full, final and irrevocable payment and performance of all of the Obligations.

(i) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, each Borrower waives any right to assert against the Administrative Agent or any holder of the Obligations as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Obligations (other than the defense of indefeasible payment and satisfaction in full of all Obligations), any claim which such Borrower may now or at any time hereafter have against any other Borrower, any Guarantor, the Administrative Agent or any holder of the Obligations, including all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law or any other law which may prevent the Administrative Agent on behalf of the holders of the Obligations from bringing any action, including a claim for deficiency, against any Borrower, before or after the Administrative Agent’s commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale; (ii) any election of remedies by the Administrative Agent which destroys or otherwise adversely affects such Borrower’s subrogation rights or rights to proceed against another Borrower, Guarantor or Subsidiary for reimbursement, including without limitation, any loss of rights such Borrower may suffer by reason of any law limiting, qualifying, or discharging the Obligations; (iii) any right to claim discharge of the Obligations on the basis of unjustified impairment of any collateral for the Obligations; or (iv) any statute of limitations, if at any time any action or suit brought by the Administrative Agent against such Borrower is commenced, there are outstanding Obligations of such Borrower to any holder of the Obligations which are not barred by any applicable statute of limitations.

Each Borrower hereby waives to the extent permitted by law notice of the following events or occurrences: (i) the Lenders’ heretofore, now or from time to time hereafter making Loans and otherwise loaning monies or giving or extending credit to or for the benefit of any Loan Party or Subsidiary, or otherwise entering into arrangements with any Loan Party or Subsidiary giving rise to Obligations, whether pursuant to this Agreement or any other Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (ii) presentment, demand, default, non-payment, partial payment and protest; and (iii) any other event, condition, or occurrence described in Section 11.19(e) above. Each Borrower agrees that the Administrative Agent or any holder of the Obligations may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as the Administrative Agent or any holder of the Obligations, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Borrower from its Obligations and each Borrower hereby consents to each and all of the foregoing events or occurrences. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower under this Agreement, the other Loan Documents and the other documents relating to the Obligations shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

11.20 Amendment and Restatement.

(a) The parties hereto agree that, at such time as this Agreement shall have become effective pursuant to the terms of Section 5.01, (a) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement and the Commitments, Loans and other Obligations under the Existing Credit Agreement and as defined therein automatically shall be amended and restated in their entireties by the Commitments, Loans and Obligations hereunder and (b) each Mortgage executed prior to the Closing Date as security for the Existing Credit Agreement and the Obligations described therein (in each case, as any such Mortgage is being amended in connection with this Agreement) and the Liens created thereunder shall remain in full force and effect as security for this Agreement and the Obligations described herein and are hereby reaffirmed (as so amended), and all references to the Existing Credit Agreement in each such Mortgage (if not being amended in connection with this Agreement) shall be deemed to refer without further amendment to this Agreement. This Agreement is not a novation of the Existing Credit Agreement or the credit facilities, indebtedness and other obligations under the Existing Credit Agreement. It is the intent of the parties to amend and restate the Existing Credit Agreement and the credit facilities provided thereunder, without novation or interruption.

(b) At such time as this Agreement shall have become effective pursuant to the terms of Section 5.01, (i) the risk participations of the Lenders hereunder in each outstanding Letter of Credit (including the Existing Letters of Credit) and each outstanding Swing Line Loan shall be automatically reallocated such that the risk participation of each Lender in each outstanding Letter of Credit and Swing Line Loan equals such Lender’s Applicable Percentage of each such Letter of Credit and Swing Line Loan, and (ii) each Lender that is providing a new or increased Revolving Commitment in connection with this Amendment shall make Revolving Loans the proceeds of which shall be applied by the Administrative Agent to prepay outstanding Revolving Loans of the other Lenders in an amount necessary such that after giving effect to such Borrowing and prepayment each Lender will hold its Applicable Percentage of the Outstanding Amount of all Revolving Loans. Each Eurodollar Rate Loan outstanding as a “LIBOR Loan” under the Existing Credit Agreement immediately prior to giving effect to this Agreement shall maintain the same Interest Period applicable to such Eurodollar Rate Loan immediately prior to giving effect to this Agreement and shall be subject to conversion and/or continuation upon expiration of such Interest Period in accordance with the terms of this Agreement. Revolving Loans made by Lenders providing new or increased Revolving Commitments pursuant to clause (ii) above to prepay existing Loans shall have Interest Periods that expire concurrently with the expiration of the Interest Periods that were applicable to the existing Loans so prepaid at the time of prepayment, and shall be subject to conversion and/or continuation upon expiration of such Interest Periods in accordance with the terms of this Agreement.

(c) The Borrowers have delivered to the Administrative Agent true, correct and complete copies of the Coltec Subordinated Note, the Stemco Subordinated Note, the Coltec Subordination Agreement, the Stemco Subordination Agreement, the CIP/GGB Pledge Agreement, the Stemco Pledge Agreement, the Coltec/Stemco Subordinated Guaranty and each other document, agreement or instrument existing on the Closing Date that evidences, governs or secures any of the Indebtedness under the Coltec Subordinated Note or the Stemco Subordinated Note (collectively, the “Intercompany Subordinated Debt Documents”). The Loan Parties certify to the Administrative Agent and the other holders of the Obligations that each of the Intercompany Subordinated Debt Documents is in full force and effect on the Closing Date and no party thereto has assigned any of its rights or obligations under any of the Intercompany Subordinated Debt Documents to any other Person. Each party to the Coltec Subordination Agreement and/or the Stemco Subordination Agreement that is also party to this Agreement hereby reaffirms each such Subordination Agreement and confirms and certifies that each such Subordination Agreement remains effective, notwithstanding the execution, delivery and performance of this Agreement and the other Loan Documents, to subordinate the Indebtedness evidenced by the Coltec Subordinated Note and the Stemco Subordinated Note to the Obligations, on the terms more particularly set forth in such Subordination Agreements.

(d) From and after the Closing Date, by execution of this Agreement, each Person identified as a “Lender” on each signature page that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement and shall have all of the obligations of a Lender hereunder as if it had executed the Existing Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	COLTEC INDUSTRIES INC,
a Pennsylvania corporation

	By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

ENPRO INDUSTRIES, INC., a North Carolina corporation

	By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

GUARANTORS:	APPLIED SURFACE TECHNOLOGY, INC.,
a California corporation

	By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

BELFAB, INC., a Delaware corporation

	By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

BEST HOLDINGS I, INC., a Delaware corporation

	By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

COLTEC INTERNATIONAL SERVICES CO.,
a Delaware corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

COMPRESSOR PRODUCTS INTERNATIONAL LLC, a Delaware limited liability company

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

ENPRO ASSOCIATES, LLC, a North Carolina limited liability company

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

GARLOCK PIPELINE TECHNOLOGIES, INC., a Colorado corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

GGB, INC.,a Delaware corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

GGB LLC, a Delaware limited liability company

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

KENLEE DAYTONA LLC,
a Delaware limited liability company

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

SD FRICTION, LLC, a Delaware limited liability company by: STEMCO Kaiser Incorporated, its Manager

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

STEMCO KAISER INCORPORATED, a Michigan corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

STEMCO LP, a Texas limited partnership

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

STEMCO HOLDINGS, INC., a Delaware corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

STEMCO PRODUCTS, INC., a Delaware corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

TECHNETICS GROUP DAYTONA, INC.,
a Delaware corporation

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

TECHNECTICS GROUP LLC, a North Carolina limited liability company

By:	/s/ David S. Burnett
Name: David S. Burnett
Title: Treasurer

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Denise Jones
Name: Denise Jones
Title: Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Christopher Wozniak
Name: Christopher Wozniak
Title: Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Richard C. Hardison
Name: Richard C. Hardison
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marcel Fournier
Name: Marcel Fournier
Title: Vice President

HSBC BANK USA, N.A., as a Lender

By:	/s/ Kirk J. Vogel
Name: Kirk J. Vogel
Title: Senior Vice President

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert L. Spencer
Name: Robert L. Spencer
Title: Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ J. Lance Walton
Name: J. Lance Walton
Title: Senior Vice President

Exhibit A

FORM OF LOAN NOTICE

Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans

☐	A [conversion][continuation] of Revolving Loans

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of [Base Rate Loans][Eurodollar Rate Loans].

4.	With an Interest Period of [one][two][three][six] months.

5.	Borrower:

[With respect to such Borrowing, the Borrower Representative hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.]

COLTEC INDUSTRIES INC,
a Pennsylvania corporation, as Borrower Representative

By:
Name:
Title:

Exhibit B

FORM OF SWING LINE LOAN NOTICE

Date:                     , 20

To:	Bank of America, N.A., as Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swing Line Loan:

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Borrower:

With respect to such Borrowing of Swing Line Loans, the Borrower Representative hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

COLTEC INDUSTRIES INC,
a Pennsylvania corporation, as Borrower Representative

By:
Name:
Title:

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                         or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, [Coltec Industries Inc, a Pennsylvania corporation][EnPro Industries, Inc., a North Carolina corporation], the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[INSERT BORROWER NAME],
a [insert state of incorporation] corporation

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                      of Coltec, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present in all material respects in accordance with GAAP the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes, and, with respect to the consolidating statements, are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its consolidated Subsidiaries.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent and its Subsidiaries performed and observed all their respective obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, the Parent and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The calculation of the Cumulative Credit as of the last day of and for the period covered by the financial statements enclosed herewith and set forth on Schedule 2 attached hereto is true and accurate on and as of the date of this Certificate.

5. The financial covenant analyses and calculation as of the last day of and for the period covered by the financial statements enclosed herewith and set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

6. The following is a summary of all material changes in GAAP affecting the financial statements of the Parent or any of its Subsidiaries and in the consistent application thereof since                      (the date of the last similar certification): [insert summary]

7. The following is a summary of all Acquisitions, the purchase price for which exceeded the Threshold Amount, occurring during the period covered by the financial statements delivered herewith: [insert summary]

8. The following is a list of (i) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since                      (the date of the last similar certification) (or, in the case of the first such certificate, the Closing Date) and (ii) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since                      (the date of the last similar certification) (or, in the case of the first such certificate, the Closing Date): [insert list]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

COLTEC INDUSTRIES INC,
a Pennsylvania corporation, as Borrower Representative

By:
Name:
Title:

Schedule 1

to Compliance Certificate

Schedule 2

to Compliance Certificate

In the event of conflict between the provisions and formulas set forth in this Schedule 2 and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

1.	Cumulative Credit

An amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication):

	(a)	an amount equal to 50% of the cumulative Consolidated Net Income for the period (taken as one accounting period) from July 1, 2014 to the end of the Parent’s fiscal quarter most recently ended (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit)	$

	(b)	the cash and Cash Equivalent proceeds (net of direct costs incurred in connection therewith, including legal, accounting and investment banking fees, sales commissions and underwriting discounts, and taxes paid or estimated to be payable as a result thereof) received by the Parent of any Qualified Equity Issuance consummated after the Closing Date	$

	(c)	in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 8.02(r) of the Credit Agreement, an amount equal to the aggregate amount received by the Parent or any Subsidiary in cash and Cash Equivalents from (i) the sale (other than to the Parent or any Subsidiary) of any such Investment, (ii) any dividend or other distribution received in respect of any such Investment or (iii) returns of principal, repayments and similar payments received in respect of any such Investment, net of (in any such case under the foregoing clauses (i), (ii) and (iii)) (A) direct costs incurred in connection therewith, including legal, accounting and investment banking fees, sales commissions and underwriting discounts, (B) taxes paid or estimated to be payable as a result thereof, and (C) amounts applied to the repayment of Indebtedness secured by a Lien permitted under the Credit Agreement on the Investment sold (other than a Lien pursuant to a Collateral Document)	$

	(d)	the amount of the Cumulative Credit applied to make Investments or Restricted Payments as permitted under the Credit Agreement prior to such period	$

	(e)	[1.(a) + 1.(b) + 1.(c) – 1.(d)]	$

Schedule 3

to Compliance Certificate

In the event of conflict between the provisions and formulas set forth in this Schedule 3 and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

1.		Consolidated Net Leverage Ratio

	(a)	Consolidated Funded Indebtedness (excluding the Subordinated Indebtedness evidenced by the Coltec Subordinated Note, the Stemco Subordinated Note and the Coltec/Stemco Subordinated Guaranty)	$

	(b)	unrestricted cash and Cash Equivalents of the Loan Parties as of such date in an amount not to exceed (i) $100,000,000 as of any date of determination that is prior to the first anniversary of the Closing Date and (ii) $75,000,000 as of any date of determination that is on or after the first anniversary of the Closing Date	$

	(c)	[1.(a) – 1.(b)]	$

	(d)	Consolidated EBITDA

		(i) Consolidated Net Income	$

To the extent deducted in calculating such Consolidated Net Income:

		(ii) Consolidated Interest Charges	$

		(iii) the provision for federal, state, local and foreign income taxes payable by the Parent and its Subsidiaries	$

		(iv) depreciation and amortization expense	$

		(v) [1.(d)(i) + 1.(d)(ii) + 1.(d)(iii) + 1.(d)(iv)]	$

	(e)	Consolidated Net Leverage Ratio
		[1.(c) divided by 1.(d)(v)]	:1.0

2.		Consolidated Interest Coverage Ratio

	(a)	Consolidated EBITDA
		[1.(d)(v) above]	$

	(b)	cash portion of Consolidated Interest Charges	$

	(c)	Consolidated Interest Coverage Ratio [2.(a) divided by 2.(b)]	:1.0

Exhibit E

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of                     , 20     is by and between                     , a                      (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and an “Obligor” for all purposes of the Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Obligations, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

3. To assure to the Administrative Agent the effectiveness, perfection and priority of its security interests in the Collateral (as defined in the Security Agreement) under the Security Agreement, the New Subsidiary authorizes the Administrative Agent to file one or more financing statements (with collateral descriptions broader, including without limitation “all assets whether now owned or hereafter acquired” and/or “all personal property” collateral descriptions, and/or less specific than the description of the Collateral contained in the Security Agreement) disclosing the Administrative Agent’s security interest in any or all of the Collateral (as defined in the Security Agreement) of the New Subsidiary without the New Subsidiary’s signature thereon.

4. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) The New Subsidiary’s exact legal name and state of organization are as set forth on the signature pages hereto.

(b) The New Subsidiary’s taxpayer identification number and organizational number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of organization, or been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d) Schedule 3 hereto includes all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof. None of the IP Rights of the New Subsidiary set forth in Schedule 3 hereto is subject to any licensing agreement or similar arrangement, except as set forth on Schedule 3 hereto.

(e) Schedule 4 hereto includes all Commercial Tort Claims (as defined in the Security Agreement) in excess of $500,000 asserted in any judicial action before any Governmental Authority by or in favor of the New Subsidiary as of the date hereof.

(f) Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(g) Schedule 6 hereto lists each Subsidiary of the New Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) the number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

5. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

Taxpayer Identification Number; Organizational Number

Schedule 2

Changes in Legal Name or State of Organization;

Mergers, Consolidations and other Changes in Structure

Schedule 3

IP Rights

Schedule 4

Commercial Tort Claims

Schedule 5

Real Property Locations

Schedule 6

Equity Interests

Exhibit F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and equal to the percentage interest[s] identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Coltec Industries Inc, a Pennsylvania corporation
EnPro Industries, Inc., a North Carolina corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

7.	Trade Date:

8.	Effective Date:

[signature pages follow]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

COLTEC INDUSTRIES INC,
a Pennsylvania corporation, as Borrower Representative

By:
Name:
Title:

[Consented to:][5]

BANK OF AMERICA, N.A.,
as L/C Issuer

By:
Name:
Title:

[Consented to:][6]

BANK OF AMERICA, N.A.,
as Swing Line Lender

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10 percent shareholder” of a Borrower within the meaning of 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 28, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

Exhibit H

FORM OF SECURED PARTY DESIGNATION NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by                     , a                      (the “Designor”), to BANK OF AMERICA, N.A., as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), EnPro Industries, Inc., a North Carolina corporation (the “Parent”; Coltec and the Parent being each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, have entered into that certain Amended and Restated Credit Agreement, dated as of August 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrowers;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Treasury Management Agreement][Swap Contract] as a [”Secured Treasury Management Agreement”][”Secured Swap Agreement”] under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

1. Designation. [                    ] hereby designates the [Treasury Management Agreement][Swap Contract] described on Schedule 1 hereto to be a “[Secured Treasury Management Agreement][Secured Swap Agreement]” and hereby represents and warrants to the Administrative Agent that such [Treasury Management Agreement][Swap Contract] satisfies all the requirements under the Loan Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of a [Secured Treasury Management Agreement][Secured Swap Agreement] and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 10.01 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a [Treasury Management Agreement][Swap Contract]. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 11.04(b) of the Credit Agreement.

2. GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

DESIGNOR:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

By:
Name:
Title:

Schedule 1

To Secured Party Designation Notice

Schedule 1.01(b)

Existing Letters of Credit

Beneficiary:	Liberty Mutual
Amount:	US $3,797,000.00
Expiry Date	11/12/2014
Issuing Bank:	Bank of America, N.A.
L/C Number:	68031644
Issue Date	11/12/2008
Applicant:	EnPro Industries, Inc.
Beneficiary:	Sentry Insurance
Amount:	US $1,925,000
Expiry Date	6/27/2015
Issuing Bank:	Bank of America, N.A.
L/C Number:	68097497
Issue Date	6/28/2013
Applicant:	EnPro Industries, Inc.

Schedule 1.01(c)

Approved Short-Term Investments

POLICY STATEMENT

Title:	Tab:	Number:
Short Term Investment	Finance	3.06

Policy

General Policy Statement

Periodically, the Company may have cash balances that are in excess of its immediate operating requirements. It is the policy of this Company that such funds are to be consolidated centrally when possible and are to be invested in appropriate short-term instruments for the benefit of the Company. It is, however, recognized that exchange controls, tax considerations, debt covenants and other factors may limit the foreign incorporated subsidiaries’ abilities to channel excess cash to the parent.

The purpose of this policy is to set forth guidelines and criteria for the operation of the Company’s domestic and foreign consolidated subsidiary short-term investment programs.

Investment Objectives (in order of importance)

1. To assure safety of principal.

2. To retain liquidity to meet projected and unexpected cash needs of the Company.

3. To attain the best available yield while retaining liquidity and minimizing risk.

Authority

The Treasurer is charged with oversight of the short-term investment program of the Company. The Treasurer shall have such authority as is necessary and desirable to direct the program, including the authority to open accounts with brokers and establish safekeeping accounts or other arrangements for the custody of securities and to execute such documents as may be necessary. The Treasurer also has the authority within this investment policy to delegate the daily investment activities to the senior cash management professional within the Treasury Department and/or the Treasury Manager. The Treasurer will also be responsible for the oversight of the investment strategies for each foreign incorporated subsidiary. Officers of a subsidiary, authorized by that subsidiary to invest surplus funds, are responsible for implementation and compliance with this investment policy for that subsidiary. Any deviations from this policy require the written approval of the Company’s Chief Financial Officer.

General Investment Parameters

1.      All investments shall be denominated in the functional currency of the investing legal entity. Non-U.S. Dollar denominated entities may also invest in USD instruments with the approval of the Treasurer.

Initiated by: O. Lunking	Issued by: W. Dries	Date Issued: 4/30/10	Supercedes: 6/30/05	Page: 1 of 3

Schedule 1.01(c)

Approved Short-Term Investments

POLICY STATEMENT

Title:	Tab:	Number:
Short Term Investment	Finance	3.06

2.	Investments must be capable of being liquidated into readily available cash with no loss of principal.
3.	Only high quality, investment grade instruments shall be used.
4.	Investments in tax-exempt securities or funds are authorized if the tax-equivalent yield is equal to or exceeds the yield on taxable investments.
5.	Credit exposure (excluding settlement risk) to any one institution resulting from short-term investments shall not exceed $25 million.

	Approved Investments	Limit
1.	United States Treasury securities (bills, notes and bonds) and securities of U.S. Government agencies.	None

2.	Direct government obligations of countries outside the United States (must be rated A or better by S&P).	$ 25,000,000 ($10,000,000 per
issuer rated AA-or better)

3.	Bank deposits or similar investments with any bank that carries an S&P rating of A or better.	$50,000,000 ($25,000,000 per institution rated A or better, $10,000,000 if rated BBB+)

4.	Commercial paper (rated A-1 by Standard & Poor’s and P-1 by Moody’s) purchased directly from the issuer or through recognized money market dealers.	$25,000,000 ($5,000,000 per issuer)

Initiated by:	Issued by:	Date Issued:	Supercedes:	Page:
O. Lunking	W. Dries	4/30/10	6/30/05	2 of 3

Schedule 1.01(c)

Approved Short-Term Investments

POLICY STATEMENT

Title:	Tab:	Number:
Short Term Investment	Finance	3.06

6.	Diversified short-term investment funds that primarily hold securities similar to those described in 1 through 5 above.	None ($35,000,000 per fund)

7.	All other prudent, liquid investments that are consistent with the investment objectives and parameters contained in this policy and are similar to securities described in 1 through 5 above.	$20,000,000 with CFO approval, $5,000,000 with Treasurer approval

Initiated by:	Issued by:	Date Issued:	Supercedes:	Page:
O. Lunking	W. Dries	4/30/10	6/30/05	3 of 3

Schedule 1.01(e)

Stemco Kaiser Ad Valorem Tax Relief Transaction

STEMCO Kaiser Incorporated (“STEMCO Kaiser”) has acquired and plans to acquire from time to time prior to December 31, 2016, additional equipment for its existing manufacturing facility in Rome, Georgia at a cost not in excess of $10,000,000. In connection with its acquisition of this equipment, STEMCO Kaiser entered into on December 18, 2013 (with respect to $434,000 of such equipment) and plans to enter into (with respect to such equipment purchased after such date) transactions with the Rome-Floyd County Development Authority (the “Authority”) which will enable Stemco Kaiser to take advantage of an exemption from certain ad valorem tax that would otherwise be assessed and payable on the equipment. To avoid ad valorem taxes, title to the equipment must be transferred to the Authority, and STEMCO Kaiser and the Authority enter into “phantom bond” transactions (in which the various transactions offset each other from an economic perspective) to achieve this result.

Specifically, STEMCO Kaiser transfers its title to the purchased equipment from time to time to the Authority in exchange for the Authority’s payment to STEMCO Kaiser of the purchase price paid by STEMCO Kaiser for such equipment. The Authority obtains the funds needed to acquire title to the equipment by selling to STEMCO Kaiser bonds issued by the Authority, all of which bonds mature on December 1, 2018 (with the purchase price paid by STEMCO Kaiser for such bonds and the purchase price paid by the Authority for title to the equipment effectively offsetting each other). STEMCO Kaiser then rents the equipment from the Authority for the period during which the bonds are outstanding at a rate equal to the principal and interest payments due on the bonds. These rental payments, in effect, are paid by STEMCO Kaiser to itself as the sole bondholder. STEMCO Kaiser also guarantees payment of the bonds (again, of which it will be the sole bondholder). Upon payment in full of the bonds, STEMCO Kaiser is entitled to repurchase the equipment from the Authority for a nominal fee of $10.00.

During the period prior to December 1, 2018 in which the Authority has title to the equipment, STEMCO Kaiser is not required to pay certain ad valorem tax. However, during such period, pursuant to a payment-in-lieu of taxes agreement, STEMCO Kaiser is required to make an annual payment of $7,500 to the Authority (total of $37,500), and is responsible for certain third party initial attorneys’ fees in connection with the transactions (not to exceed $60,000).

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment
Bank of America, N.A.	$80,000,000.00	26.666666667%
Fifth Third Bank	$60,000,000.00	20.000000000%
KeyBank National Association	$60,000,000.00	20.000000000%
HSBC Bank USA, N.A.	$40,000,000.00	13.333333333%
PNC Bank National Association	$40,000,000.00	13.333333333%
Wells Fargo Bank, N.A.	$20,000,000.00	6.666666667%

TOTAL	$300,000,000.00	100.000000000%

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to1
Applied Surface Technology, Inc.	California	1,000,000	1,000,000	Technetics Group Daytona, Inc.

Belfab, Inc.	Delaware	1,000	100	Technetics Group Daytona, Inc.

Best Holdings I, Inc.	Delaware	1,000	1,000	Technetics Group LLC

Coltec do Brasil Produtos Industriais Ltda.	Brazil	N/A	10,309	Coltec Industries Inc (89%) Coltec International Services Co. (11%)

Coltec Finance Company Limited	United Kingdom	no restriction	100	Coltec Industries Inc

Coltec Industries France SAS	France	602,500	602,500	GGB Slovakia s.r.o.

Coltec Industries Inc	Pennsylvania	1,000	1,000	EnPro Industries, Inc.

Coltec Industries Pacific Pte. Ltd	Singapore	100,000	100	Coltec Industries Inc

Coltec International Services Co.	Delaware	1,000	1,000	Coltec Industries Inc

Compressor Products Holdings, Limited	United Kingdom	no restriction	100	Coltec Industries Inc

Compressor Products International Canada, Inc.	Canada	unlimited	11,000,001	EnPro Luxembourg Holding Company S.a.r.l.

[1]	Unless otherwise noted, all Equity Interests are common or the equivalent and all ownership percentages are 100%.

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to1

Compressor Products International Colombia S.A.S.	Colombia	44,500	44,500	Compressor Products International Canada, Inc.

Compressor Products International GmbH	Germany	Registered share capital of EUR 500,000	500,000	Garlock GmbH

Compressor Products International Limited	United Kingdom	18,000 preferred ordinary shares and 109,964 ordinary shares	10,000 preferred ordinary and 109,964 ordinary shares	Compressor Products Holdings Limited

Compressor Products International LLC	Delaware	n/a	100 units	Coltec Industries Inc

Compressor Products International Ltda.	Brazil	n/a	8,378,927	99% by Compressor Products International Limited and 1% by CPI Investments Limited

Compressor Products International (Shanghai) Co., Ltd.	China	Registered Capital: $1,400,000 USD	n/a	EnPro Hong Kong Holdings Company Limited

CPI Service (Thailand) Ltd.	Thailand	Registered Capital: 10,000,000 Baht	100,000	Coltec Industries Pacific Pte. Ltd (45%), CPI Asia Co., Ltd. (54.9%) Mr. Ken Walker (0.1%)

CPI Asia Co. Ltd.	Thailand	Registered Capital: 500,000 Baht	2,250 Ordinary; 2,750 Preferred	750 ordinary shares issued to David Schroeder 1,500 ordinary shares issued to Ken Walker 2750 preferred shares issued to Suwanna Seangchansri[2]

CPI Investments Limited	United Kingdom	no restriction	1,000	Compressor Products International Limited

2	CPI Asia Co. Ltd. is controlled by Coltec Industries Pacific Pte. Ltd

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to1
CPI Pacific Pty Limited	Australia	1,000	1,000	Compressor Products International Limited

CPI-Liard S.A.S.	France	Registered Capital 3,014,350.00 Euros	3,173	Coltec Industries France SAS

EnPro Associates, LLC	North Carolina	N/A	N/A	Coltec Industries Inc

EnPro Corporate Management Consulting (Shanghai) Co., Ltd.	China	Registered Capital: $150,000 USD	N/A	EnPro Hong Kong Holdings Company Limited

EnPro German Holding GmbH	Germany	25,000	25,000	EnPro Luxembourg Holding Company S.a.r.l.

EnPro Hong Kong Holdings Company Limited	Hong Kong	10,000	10,000	Coltec Industries Inc

EnPro International Trade (Shanghai) Co. Ltd.	China	Registered Capital: $140,000 USD	N/A	Coltec Industries Inc

EnPro Luxembourg Holding Company S.a.r.l.	Luxembourg	30,000	30,000	GGB, Inc.

Fairbanks Morse Engine France E.U.R.L.	France	8,787,845	8,787,845	GGB, Inc.

Franken Plastik GmbH	Germany	Registered share capital of DEM 2,000,000	1	Garlock GmbH

Garlock (Great Britain) Limited	United Kingdom	no restriction	2,515,000	Coltec Industries Inc

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to [1]

Garlock GmbH	Germany	Registered share capital of EUR 767,000	1	EnPro German Holding GmbH

Garlock India Private Limited	India	10,000,000	9,722,882	Coltec Industries Pacific Pte. Ltd (99.9999%) Garlock GmbH (0.00001%)

Garlock Pipeline Technologies Limited	United Kingdom	1,500,000	1,500,000	Garlock (Great Britain) Limited

Garlock Pipeline Technologies, Inc.	Colorado	119,042	119,042	Coltec Industries Inc

Garlock Sealing Technologies (Shanghai) Co., Ltd.	China	Registered Capital: $1,700,000 USD	N/A	Enpro Hong Kong Holdings Company Limited

Garlock Singapore Pte. Ltd.	Singapore	354,026	354,026	Coltec Industries Pacific Pte. Ltd

Garlock Taiwan Corporation	Taiwan	500,000	500,000	Coltec Industries Pacific Pte. Ltd

GGB Austria GmbH	Austria	Registered Capital: EUR 944.746,84	N/A	GGB, Inc.

GGB Bearing Technology (Suzhou) Co., Ltd	China	Registered Capital: 11,200,000 USD	N/A	GGB, Inc.

GGB Brasil Industria De Mancais E Componentes Ltda.	Brazil	N/A	4,315,422	GGB, Inc (99.9%) Coltec Industries Inc (0.1%)

GGB France E.U.R.L.	France	Registered Capital: 17,787,845.00 Euros	N/A	Fairbanks Morse Engine France E.U.R.L.

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to1

GGB Heilbronn GmbH	Germany	Registered share capital of EUR 25,000	25,000	EnPro German Holding GmbH

GGB Italy s.r.l.	Italy	Registered capital: 10,000 Euros	N/A	GGB, Inc.

GGB Kunststoff-Technologie GmbH	Germany	Registered share capital of EUR 35,000	2	GGB Heilbronn GmbH

GGB LLC	Delaware	N/A	N/A	Coltec Industries Inc

GGB Real Estate GmbH	Germany	Registered share capital of EUR 25,000	EUR 25,000	GGB, Inc.

GGB Slovakia s.r.o	Slovak Republic	N/A	N/A	EnPro Luxembourg Holding Company S.a.r.l. (95.4%); GGB, Inc. (4.53%)

GGB Tristar Suisse S.A.	Switzerland	Registered Capital: 125,000 CHF	250	GGB, Inc.

GGB, Inc.	Delaware	1,000	1,000	Coltec Industries Inc

Industria de Compressores Ltda.	Brazil	N/A	10,094,710	Compressor Products International Ltda. (99.99999%) Compressor Products International Limited (0.00001%)

Kenlee Daytona LLC	Delaware	N/A	N/A	Best Holdings I, Inc.

Link Seal Japan Ltd.	Japan	800	200	Coltec Industries Pacific Pte. Ltd (50%)

Pipeline Seal & Insulator Co. Limited	United Kingdom	no restriction	1,500,000 ordinary	Garlock (Great Britain) Limited

Player & Cornish Limited	United Kingdom	no restriction	1,000 ordinary shares	Compressor Products International Limited

PSI Products GmbH	Germany	Registered share capital of EUR 51,200	1	Fraken Plastiks GmbH

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to1

Robix Limited	United Kingdom	100,000	100,000	Compressor Products International Limited

SD Friction, LLC	Delaware	N/A	N/A	Stemco KAISER Incorporated

Stemco Holdings, Inc.	Delaware	1,000	1,000	Coltec Industries Inc

STEMCO Kaiser Incorporated	Michigan	10,000 preferred shares 2,000 common shares	540 common shares	Coltec Industries Inc

Stemco LP	Texas	N/A	N/A	Stemco Holdings, Inc. (99%) Coltec Industries Inc (1%)

Stemco Products, Inc.	Delaware	1000	1000	Stemco Holdings, Inc.

Stemco Vehicle Technology (Shanghai) Company Limited	China	Registered Capital: $1,000,000 USD	N/A	EnPro Hong Kong Holdings Company Limited

Stempro De Mexico, S. de R.L. de C.V.	Mexico	Registered Capital: 3,000 Pesos	3000	Coltec International Services Co. (25%) Coltec Industries Inc (75%)

Technetics Group Daytona, Inc.	Delaware	1,000	100	Best Holdings I, Inc.

Technetics Group France SAS	France	Registered Capital is 4,840,000 EUR	302,500	Coltec Industries France SAS

Technetics Group Germany GmbH	Germany	25,000	25,000	EnPro German Holding GmbH

Technetics Group LLC	North Carolina	N/A	N/A	Coltec Industries Inc

Schedule 6.13

Subsidiaries

Name	Jurisdiction of Organization	Authorized Shares	Issued & Outstanding Shares	Issued to1

Technetics Group Singapore Pte. Ltd.	Singapore	717,976	717,976	Technetics Group Daytona, Inc.

Technetics Group UK Limited	United Kingdom	no restriction	200 ordinary	Garlock (Great Britain) Limited

Technetics UK Limited	United Kingdom	no restriction	1 ordinary	Technetics Group UK Limited

There are no outstanding options, warrants, rights of conversion, or purchase and other similar rights with respect to each Subsidiary’s Equity Interests.

Schedule 6.17

IP Rights

1.	Patents

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date
Compressor Products International LLC	INDICATOR-PORTED VALVES FOR RECIPROCATING COMPRESSORS	23-Jan-1995	5,567,121 08/376,234	22-Oct-1996

Garlock Pipeline Technologies, Inc.	TANDEM SEAL DEVICE FOR FLOW LINE APPLICATIONS	15-Oct-1993	5,564,715	15-Oct-1996

Garlock Pipeline Technologies, Inc.	SCREENED GASKET FOR HIGH PRESSURE FLUID TRASMISSION APPLICATION	24-Jan-1997	5,758,882	02-Jun-1998

Stemco LP	VENTED HUBCAP	31-Jan-1995	5,785,390 08/381,699	28-Jul-1998

Compressor Products International LLC	INTEGRATED FLUID FLOW EVALUATION APPARATUS AND METHOD	15-Sep-1995	5,835,372 08/528,865	10-Nov-1998

Compressor Products International LLC	REPLACEABLE CYLINDER PISTON ASSEMBLY FOR A LUBRICATOR PUMP	15-Sep-1995	5,662,023 08/529,277	02-Sep-1997

GGB, Inc.	PLAIN BEARING	08-Dec-1995	5,911,514 08/553,597	15-Jun-1999

Stemco LP	HUBCAP WITH VENTED CLOSURE	15-Dec-1995	5,752,746 08/572,921	19-May-1998

Technetics Group LLC	PROCESS FOR PRODUCING FILLED POLYTETRAFLUOROETHYLENE RESIN COMPOSITE MATERIALS AND PRODUCTS	28-Feb-1996	5,697,390 08/608,304	16-Dec-1997

Technetics Group LLC	INGREDIENT FILLED POLYTETRAFLUOROETHYLENE DENTAL FLOSS DEVOID TO GRIP ENHANCING COATING	10-Jul-1996	5,911,228 08/678,619	15-Jun-1999

Garlock Pipeline Technologies, Inc.	INCREASED PRESSURE FLUID CARRYING PIPELINE SYSTEM AND METHOD THEREFOR	10-Feb-1997	5,938,246 08/798,362	17-Aug-1999

Schedule 6.17

IP Rights

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date

Stemco LP	CONTAMINANT EXCLUDING HUBCAP VENT PLUG	11-Jul-1997	5,860,708 08/891,477	19-Jan-1999

Stemco LP	UNITIZED WHEEL HUB AND BEARING ASSEMBLY WITH LUBRICANT DISTRIBUTING VANES	14-Aug-1997	5,904,427 08/916,978	18-May-1999

Stemco LP	HUB SEAL WITH MACHINABLE THRUST RING	24-Oct-1997	5,997,005 08/957,807	07-Dec-1999

Stemco Products, Inc.	GRAY IRON COMPOSITION AND BRAKE COMPONENTS FORMED THEREOF	17-Dec-1997	5,948,353 08/992,781	07-Sep-1999

Stemco LP	EARLY WARNING DEVICE FOR TIRE RIMS AND HUB ASSEMBLIES	12-Feb-1998	5,959,365 09/022,537	28-Sep-1999

Stemco LP	HUB SEAL WITH MACHINABLE THRUST RING AND LAY-DOWN SEALING LIP	26-Mar-1998	6,170,833 09/048,379	09-Jan-2001

Stemco LP	HUB SEAL WITH LOW INSTALLATION LOAD AND ROTATION PREVENTION STRUCTURE	22-Jun-1998	6,158,743 09/102,534	12-Dec-2000

Stemco Products, Inc.	COMPOSITE BRAKE DRUM	29-Dec-1998	6,241,056 09/222,211	05-Jun-2001

Stemco Products, Inc.	COMPOSITE BRAKE DRUM HAVING A BALANCING SKIRT	29-Dec-1998	6,206,150 09/222,511	27-Mar-2001

GGB, Inc.	METHOD OF FORMING A BEARING	06-May-1999	6,289,590 09/297,791	18-Sep-2001

Stemco LP	LUBRICANT DISTRIBUTING VANES FOR UNITIZED WHEEL HUB AND BEARING ASSEMBLY	02-Jun-1999	6,200,037 09/324,329	13-Mar-2001

Stemco Products, Inc.	METHOD OF MAKING A BRAKE DRUM RING	30-Jul-1999	6,148,498 09/364,781	21-Nov-2000

GGB, Inc.	PRELOADED CUSHIONED BEARING ASSEMBLY	09-Jun-2000	6,416,226 09/581,281	09-Jul-2002

Schedule 6.17

IP Rights

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date

Compressor Products International LLC	FIRE-RESISTANT FLANGE SPACER	08-Nov-2000	6,484,749 09/708,260	26-Nov-2002

Compressor Products International LLC	VALVE FOR SENSING AT LEAST ONE CONDITION WITHIN A COMPRESSOR	08-Dec-2000	6,485,265 09/733,142	26-Nov-2002

Compressor Products International LLC	PROFILED PLATE VALVE	11-Jan-2001	6,510,868 09/759,779	28-Jan-2003

GGB, Inc.	BEARING MATERIAL	05-Feb-2001	6,461,679 09/762,336	08-Oct-2002

Technetics Group LLC	ABRASION-RESISTANT POLYTETRAFLUOROETHYLENE TAPE	14-Nov-2001	7,008,989 09/992,776	07-Mar-2006

Stemco LP	LOW TORQUE SEAL ASSEMBLY	26-Apr-2002	6,845,986 10/134,134	25-Jan-2005

Stemco LP	LUBRICANT MONITORING SYSTEM	29-May-2002	6,776,261 10/157,566	17-Aug-2004

Stemco LP	LOW TORQUE SEAL ASSEMBLY WITH OPEN CELL FILTER MEDIA	31-May-2002	6,722,657 10/159,991	20-Apr-2004

Compressor Products International LLC	FLUID FLOW MONITORING SYSTEM	20-Jun-2002	6,823,270 10/176,385	23-Nov-2004

Technetics Group LLC	METHOD OF MANUFACTURING A PTFE PREFORM USING THERMAL FUSION	05-Aug-2002	6,743,511 10/212,631	01-Jun-2004

Compressor Products International LLC	FLUID FLOW MONITOR AND CONTROL SYSTEM	26-Mar-2003	6,850,849 10/402,205	01-Feb-2005

Stemco LP	ELECTRONIC HUBODOMETER	30-Oct-2003	6,940,940 10/697,743	06-Sep-2005

GGB, Inc.	BOREABLE PLAIN BEARING MATERIAL	03-Mar-2004	7,491,353 10/792,429	17-Feb-2009

Compressor Products International LLC	FLUID DIVIDER BLOCK SUITABLE FOR USE AT HIGH PRESSURES	01-Apr-2004	7,096,889 10/816,212	29-Aug-2006

Schedule 6.17

IP Rights

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date

Stemco LP	REMOTE COMMUNICATION DEVICE AND SYSTEM FOR COMMUNICATION	04-Jun-2004	7,710,239 10/861,119	04-May-2010

Compressor Products International LLC	FLUID FLOW MONITORING SYSTEM	22-Nov-2004	7,379,827 10/996,129	27-May-2008

Compressor Products International LLC	FLUID FLOW MONITOR AND CONTROL SYSTEM	03-Dec-2004	7,720,574 11/003,932	18-May-2010

GGB, Inc.	VALVE MONITORING SYSTEM AND METHOD	20-May-2005	7,318,350 11/134,182	15-Jan-2008

Compressor Products International LLC	CYCLE INDICATOR FOR FLUID DISTRIBUTION SYSTEMS	21-Jul-2005	7,461,670 11/186,461	09-Dec-2008

Stemco LP	GRAVITY BASED BRAKE STROKE SENSOR METHODS AND SYSTEMS	10-Aug-2005	7,398,141 11/201,009	08-Jul-2008

Compressor Products International LLC	CHECK VALVE AND METHOD AND APPARATUS FOR EXTENDING LIFE OF CHECK VALVE	26-Apr-2006	8,720,648 11/411,424	13-May-2014

GGB, Inc.	PLASTIC SHOES FOR COMPRESSORS	30-May-2007	7,849,783 11/755,394	14-Dec-2010

Stemco LP	SELF-LOCKING NUT	10-Sep-2007	7,811,038 11/852,510	12-Oct-2010

Compressor Products International LLC	ENVIRONMENTAL COMPRESSOR PROTECTION ASSEMBLY	04-Oct-2007	8,069,950 11/867,487	06-Dec-2011

Compressor Products International LLC	ENVIRONMENTAL COMPRESSOR PROTECTION ASSEMBLY	04-Oct-2007	7,806,235 11/867,519	05-Oct-2010

Stemco LP	METHODS AND SYSTEMS FOR MONITORING OF MOTOR VEHICLE FUEL EFFICIENCY	15-Oct-2007	8,214,103 11/872,444	03-Jul-2012

Compressor Products International LLC	CYCLE INDICATOR FOR FLUID DISTRIBUTION SYSTEMS	03-Mar-2008	D570,236 29/304,491	03-Jun-2008

Garlock Pipeline Technologies, Inc.	ISOLATION GASKET SYSTEM INCORPORATING SECONDARY SEAL AND COMPRESSION LIMITER	28-Mar-2008	7,976,074 12/058,498	12-Jul-2011

Schedule 6.17

IP Rights

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date

Technetics Group Daytona, Inc.	APPARATUS, METHOD AND COMPUTER PROGRAM PRODUCT FOR MODIFYING A SURFACE OF A COMPONENT	03-Apr-2008	8,073,572 12/061,900	06-Dec-2011

Compressor Products International LLC	CYCLE INDICATOR FOR FLUID DISTRIBUTION SYSTEMS	03-Jun-2008	D591,627 29/319,038	05-May-2009

Stemco LP	GRAVITY BASED BRAKE STROKE SENSOR METHODS AND SYSTEMS	07-Jul-2008	8,078,375 12/168,795	13-Dec-2011

Compressor Products International LLC	ENVIRONMENTAL COMPRESSOR PROTECTION ASSEMBLY	01-Aug-2008	D597,630 29/322,344	04-Aug-2009

GGB, Inc.	METAL-BACKED PLAIN BEARING	25-Aug-2008	12/197,904

Compressor Products International LLC	FLUID DIVIDER BLOCK	30-Jan-2009	D615,619 29/331,773	11-May-2010

Technetics Group LLC	HIGH TEMPERATURE DYNAMIC SEAL	27-Mar-2009	8,006,982 12/413,203	30-Aug-2011

Compressor Products International LLC	CHECK VALVE AND METHOD AND APPARATUS FOR EXTENDING LIFE OF CHECK VALVES	14-Apr-2009	8,622,082 12/423,375	07-Jan-2014

Compressor Products International LLC	CYCLE INDICATOR FOR FLUID DISTRIBUTION SYSTEMS	05-May-2009	D613,631 29/336,545	13-Apr-2010

Technetics Group Daytona, Inc.	HEATER ASSEMBLY	14-Jul-2009	12/502,786

Compressor Products International LLC	FLUID DIVIDER BLOCK SUITABLE FOR USE AT HIGH PRESSURES	20-Oct-2009	8,555,927 12/582,569	15-Oct-2013

Stemco LP	ON-BOARD LOW-POWER VEHICLE CONDITION INDICATOR	12-Nov-2009	12/617,433

Compressor Products International LLC	CYCLE INDICATOR FOR FLUID DISTRIBUTION SYSTEMS	12-Apr-2010	D639,193 29/359,497	07-Jun-2011

Compressor Products International LLC	FLUID FLOW MONITOR AND CONTROL SYSTEM	13-Apr-2010	7,970,558 12/759,468	28-Jun-2011

Compressor Products International LLC	FLUID DIVIDER BLOCK	10-May-2010	D656,224 29/361,348	30-Mar-2012

Schedule 6.17

IP Rights

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date

Stemco LP	MULTIPLE ACCELEROMETER APPARATUS FOR COUNTING ROTATIONS OF AN OBJECT, AND METHODS OF USE	23-Jul-2010	8,352,210 12/842,446	08-Jan-2013

Stemco LP	SINGLE PIECE NUT ASSEMBLY	30-Jul-2010	8,403,611 12/847,959	26-Mar-2013

Compressor Products International LLC	FLUID FLOW MONITOR AND CONTROL SYSTEM	25-May-2011	8,561,477 13/115,737	22-Oct-2013

Garlock Pipeline Technologies, Inc.	ISOLATION GASKET, SYSTEM AND METHOD OF MANUFACTURE	11-Jul-2011	8,678,398 13/180,411	25-Mar-2014

Technetics Group LLC	ANNULAR SEALING DEVICE	08-Sep-2011	13/227,931

Compressor Products International LLC	ENVIRONMENTAL COMPRESSOR PROTECTION ASSEMBLY	06-Dec-2011	13/312,691

GGB, Inc.	SLIDING LAYER FOR MULTILAYER BEARING MATERIAL	16-Jul-2014	14/333,242

Compressor Products International LLC	LUBRICATOR PUMP ADJUSTER	29-Jun-2012	13/538,979

Stemco LP	CENTRAL TIRE INFLATION SYSTEM ROTARY AIR UNION	05-Feb-2013	13/759,758

Stemco LP	WIRELESS PROPORTIONAL FLOW INDICATION FOR A TIRE INFLATION SYSTEM	06-Feb-2013	13/760,678

Stemco LP	HUB CAP	21-Aug-2013	29/464,802

Compressor Products International LLC	CHECK VALVE AND METHOD AND APPARATUS FOR EXTENDING LIFE OF CHECK VALVE	04-Sep-2013	14/018,023

Garlock Pipeline Technologies, Inc.	CYCLONIC DEBRIS REMOVAL APPARATUSES AND ASSOCIATED METHODS	04-Sep-2013	14/018,227

Stemco LP	CENTRAL TIRE INFLATION SYSTEM PRESSURE REGULATOR	18-Sep-2013	14/030,855

Schedule 6.17

IP Rights

Loan Party	Title	Filing Date	Patent Number / Serial Number	Issue Date

Stemco LP	STEERING SPINDLE REPAIR KIT AND ASSOCIATED APPARATUS AND METHODS	23-Sep-2013	61/881,295

Stemco LP	LOCKABLE SINGLE NUT ASSEMBLY	10-Oct-2013	14/051,292

Compressor Products International LLC	FLUID DIVIDER BLOCK SUITABLE FOR USE AT HIGH PRESSURES	15-Oct-2013	14/053,718

Technetics Group LLC	COAXIAL ROTARY SHAFT FEEDTHROUGH WITH BACKLASH REDUCTION	06-Dec-2013	14/099,724

Stemco LP	AXLE DRILL	09-Apr-2014	14/248,882

Technetics Group LLC	ENERGIZED SPRING SEAL FOR FLOATING VALVE SEAT	28-May-2014	14/289,317

Schedule 6.17

IP Rights

2.	Trademarks

Loan Party	Trademark	Registration/(Application) Number	Registration/(Application) Date
Compressor Products International LLC	CVP	3,675,283	9/1/2009

Compressor Products International LLC	FLUR-O-FRAN	807,815	5/3/1966

Compressor Products International LLC	FRANCE	662,591	6/3/1958

Compressor Products International LLC	NEOMAG	3,675,282	9/1/2009

Technetics Group LLC	PLASTI-THREAD	769,027	5/5/1964

Technetics Group LLC	PLASTOLON	3,042,223	1/10/2006

Compressor Products International LLC	POPR	3,738,330	1/12/2010

Compressor Products International LLC	PREMIER	1,980,786	6/18/1996

Technetics Group LLC	PRIME-ETCH	3,277,482	8/7/2007

Compressor Products International LLC	PRO FLO	3,781,132	4/27/2010

Compressor Products International LLC	PRO-GRESS	1,579,869	1/30/1990

Compressor Products International LLC	PROTECTING COMPRESSORS WORLD WIDE	3,773,979	4/13/2010

Compressor Products International LLC	PROTECTING COMPRESSORS WORLD WIDE	3,779,958	4/27/2010

Compressor Products International LLC	XDC	3,682,107	9/15/2009

Coltec Industries Inc	ALCO	573,224	4/14/1953

Technetics Group LLC	AMICON	3,355,162	12/18/2007

Technetics Group LLC	CHEMISEAL	439,630	7/6/1948

Schedule 6.17

IP Rights

Loan Party	Trademark	Registration/(Application) Number	Registration/(Application) Date

Coltec Industries Inc	ENVIRO DESIGN	1,896,777	5/30/1995

Coltec Industries Inc	FAIRBANKS-MORSE	1,297,387	9/25/1984

Technetics Group LLC	PLASTOMER TECHNOLOGIES	3,475,201	7/29/2008

Technetics Group LLC	RELIC WRAP	3,708,465	11/10/2009

Technetics Group LLC	SOLAR THREAD	3,674,805	8/25/2009

Technetics Group LLC	TEXOLON	3,287,867	9/7/2007

Garlock Pipeline Technologies, Inc.	PIKOTEK	1,868,276	12/20/1994

GGB, Inc.	DX	1,711,161	9/1/1992

GGB, Inc.	DX10 WITH DURASTRONG TECHNOLOGY & Design	3,616,793	5/5/2009

GGB, Inc.	GGB	3,634,366	6/9/2009

GGB, Inc.	HI-EX	1,727,003	10/27/1992

Stemco LP	A HIGHER STANDARD OF PERFORMANCE	2,216,106	1/5/1999

Stemco LP	AIRBAT	3377995	2/5/2008

Stemco LP	BAT RF	3,054,033	1/31/2006

Stemco LP	CREST XL	3,897,802	12/28/2010

Stemco LP	DATATRAC	2,754,422	8/19/2003

Stemco LP	DISCOVER	2332418	3/21/2000

Stemco LP	ENDEAVOR	3,759,220	3/9/2010

Stemco LP	GRIT GUARD	1,034,829	3/2/1976

Stemco LP	GUARDIAN	884,653	1/20/1970

Stemco LP	GUARDIAN	1,120,036	6/12/1979

Schedule 6.17

IP Rights

Loan Party	Trademark	Registration/(Application) Number	Registration/(Application) Date

Stemco LP	GUARDIAN HP	2,282,686	10/5/1999

Stemco LP	HANDBAT	3377998	2/5/2008

Stemco LP	HORIZON SP	3,838,970	8/24/2010

Stemco LP	HUBODOMETER	2,272,084	8/24/1999

Stemco LP	PRO-TORQ	1,044,631	7/27/1976

Stemco LP	SENTINEL	2,214,200	12/29/1998

Stemco LP	STEMCO	788,516	4/20/1965

Stemco LP	STEMCO	1016820	7/29/1975

Stemco LP	STEMCO ESP	2,606,528	8/13/2002

Stemco LP	TRACBAT	3378000	2/5/2008

Stemco LP	ULTRA PEAK	3,836,046	8/17/2010

Stemco LP	VISTA HP	3,901,389	1/4/2011

Stemco LP	VOYAGER	2,267,694	8/3/1999

Stemco LP	WEBBAT	3,651,761	7/7/2009

Technetics Group Daytona, Inc.	TARATEX	3614883	5/5/2009

Technetics Group LLC	BELFAB	3316807	10/23/2007

Technetics Group LLC	BELFAB	1855524	9/27/2004

Stemco Products, Inc.	CENTRIFUSE	2,906,812	11/30/2004

Stemco Products, Inc.	CENTRIFUSE LITE	2,823,924	3/16/2004

Stemco Products, Inc.	INTRA-CAST	(86/296789)	(5/30/2014)

Stemco Products, Inc.	CENTRISET	3,605,255	4/14/2009

Stemco Products, Inc.	MOTOR WHEEL	1,524,390	2/14/1989

EnPro Industries, Inc.	ENPRO INDUSTRIES and Design	(86/150506)	(12/22/2013)

EnPro Industries, Inc.	ENPRO INDUSTRIES and Design	(86/150503)	(12/22/2013)

Garlock Pipelines Technologies, Inc.	GPT	4,495,624	3/11/2014

Garlock Pipelines Technologies, Inc.	LINEBACKER 61	3,934,129	3/22/2011

Garlock Pipelines Technologies, Inc.	SIDEWINDER	3,648,936	6/30/2009

Schedule 6.17

IP Rights

Loan Party	Trademark	Registration/(Application) Number	Registration/(Application) Date

Garlock Pipelines Technologies, Inc.	RISER-WRAP	3,207,622	2/13/2007

Garlock Pipelines Technologies, Inc.	LINK-SEAL and Design	2,927,719	2/22/2005

Garlock Pipelines Technologies, Inc.	PYRO-PAC	2,916,036	1/04/2005

Garlock Pipelines Technologies, Inc.	THUNDERLINE LINK-SEAL MODULAR SEALS and Design	2910337	12/14/2004

Garlock Pipelines Technologies, Inc.	LINEBACKER	2869333	8/03/2004

Garlock Pipelines Technologies, Inc.	ELECTROSTOP	2862660	7/13/2004

Garlock Pipelines Technologies, Inc.	RANGER II	2575116	6/04/2002

Garlock Pipelines Technologies, Inc.	CENTURY-LINE	2350294	5/16/2000

Garlock Pipelines Technologies, Inc.	THUNDERLINE	1,237,316	5/10/1983

Garlock Pipelines Technologies, Inc.	LINE BACKER	1,047,678	9/07/1976

Garlock Pipelines Technologies, Inc.	LINK-SEAL	1,018,693	8/26/1975

Garlock Pipelines Technologies, Inc.	ELECTROSERVICE	(86/266511)	(4/29/2014)

GGB, Inc.	GGB-CBM	4,539,821	5/27/2014

GGB, Inc.	GGB-CSM	4,539,820	5/27/2014

GGB, Inc.	MEGALIFE	4,320,441	4/16/2013

GGB, Inc.	GGB BEARING TECHNOLOGY and Design	4,229,301	10/23/2012

GGB, Inc.	HI-EX	2,732,398	7/01/2003

GGB, Inc.	DU	684,742	9/08/1959

GGB, Inc.	HPMB	(86/292756)	(5/30/2014)

Schedule 6.17

IP Rights

Loan Party	Trademark	Registration/(Application) Number	Registration/(Application) Date

GGB, Inc.	SICAL	(85/892944)	(4/02/2013)

GGB, Inc.	PICAL	(85/892932)	(4/02/2013)

GGB, Inc.	FLASH-CLICK	(85/892399)	(4/01/2013)

GGB, Inc.	DTS10	(85/872860)	(3/11/2013)

GGB LLC	PI BEARING TECHNOLOGIES	3,796,616	6/01/2010

Stemco LP	MAKING THE ROADWAYS SAFER	4,540,728	5/27/2014

Stemco LP	AERIS BY STEMCO	4,310,288	3/26/2013

Stemco LP	STEMCO and Design	2,275,460	9/07/1999

Stemco LP	DEFENDER	(86/024672)	(7/31/2013)

Stemco LP	Design only	(86/089272)	(10/11/2013)

Stemco LP	AERIS SMARTSENSE	(86/199484)	(2/20/2014)

STEMCO Kaiser Incorporated	VANFASTIC	2,004,352	10/01/1996

Technetics Group LLC	ORIGRAF	4,426,613	10/29/2013

Technetics Group LLC	CEFIL’AIR	4,426,612	10/29/2013

Technetics Group LLC	ENGINEERED SOLUTIONS FOR DEMANDING ENVIRONMENTS	4,350,271	6/11/2013

Technetics Group LLC	TECHNETICS	4,276,601	1/15/2013

Technetics Group LLC	TECHNETICS	4,243,015	11/13/2012

Technetics Group LLC	HELICOFLEX	1,180,816	12/08/1981

GGB, Inc.	HPF	(86/358847)	(8/6/2014)

Schedule 6.17

IP Rights

3.	Copyrights

Loan Party	Copyright	Registration/(Application) Number
Stemco LP	No. 122 Instruction Manual Instructions for use and care of the ramset dual-action tool	KK 52620

Stemco LP	Ramset Fastening System Light Duty Model	AA 121862

Stemco LP	Ramset Fastening System Heavy Duty Model	AA 121863

Stemco LP	Ramset 122 Fastener Specification Sheet	KK 39473

Stemco LP	The Stemco Corporation	KK 67949

Stemco LP	DataBAT	TX 6-164-408

Coltec Industries Inc	ENGINE DIAGNOSTIC PROGRAM AND INSTRUCTIONS	TX 3-375-008

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800TD8-1/8 Model 38TD8-1/8 Diesel Stationary	TX 625-885

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38D8-1/8 Diesel Stationary	TX 625-886

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38DD8-1/8 Dual Fuel	TX 625-887

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800TD8-1/8 Model 38TDD8-1/8 Dual Fuel	TX 625-888

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800TD8-1/8 Model 38TD8-1/8 Diesel Marine	TX 625-889

Coltec Industries Inc	Colt*-Pielstick Type PC-2.5V Diesel Engines Instructions Type PC-2.5V Diesel	TX 625-890

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38D8-1/8 Diesel Marine	TX 625-891

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38DS8-1/8 Spark Ignition	TX 625-892

Coltec Industries Inc	Colt-Pielstick PC-2 Series Diesels for Power Generation (Sales bulletin – File 3038C)	TX 639-031

Schedule 6.17

IP Rights

Loan Party	Copyright	Registration/(Application) Number

Coltec Industries Inc	From the makers of Fairbanks Morse Engines—the world’s most experienced marine diesel, Colt-Pielstick.	TX 639-032

Coltec Industries Inc	Colt-Pielstick PC-2 Series Diesels for Marine Service (Sales bulletin – File 3034C)	TX 705-278

Coltec Industries Inc	Engine description, Colt-Pielstick PC2.5 diesel engines : [file no. 3076]	TX 705-279

Coltec Industries Inc	Colt-Pielstick Type PC-2.3 V Diesel Engines Instructions Type PC-2.3V Dual Fuel	TX 1-393-078

Coltec Industries Inc	Colt-Pielstick type PC-2V diesel engines, instructions type PC-2V diesel marine.	TX 1-393-079

Coltec Industries Inc	Colt-Pielstick type PC-2.3V diesel engines, instructions type PC-2.3V diesel engines.	TX 1-393-080

Coltec Industries Inc	Colt-Pielstick type PC-2V diesel engines, instructions type PC-2V diesel.	TX 1-393-081

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions 3800TDS8-1/8 Model 38TDS8-1/8 Spark Ignition	TX 1-393-082

Coltec Industries Inc	Fairbanks Morse Opposed Piston Engines Instructions P3800F5-1/4 Model 38F5-1/4	TX 1-515-312

Coltec Industries Inc	Fairbanks Morse—Ignition Generator—9000RT Catalog	TX 2-216-607

Technetics Group LLC	AEROSPACE Engineered Solutions for Demanding Environments	TX 7-609-712

Technetics Groups LLC	SEMICONDUCTOR Engineered Solutions For Demanding Environments	TX 7-619-089

Technetics Group LLC	OIL & GAS Engineered Solutions for Demanding Environments	TX 7-619-101

Coltec Industries Inc	TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #1 Collection of Technical Drawings	VAu 338-209

Coltec Industries Inc	TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #2 Collection of Technical Drawings	VAu 338-210

Schedule 6.17

IP Rights

Loan Party	Copyright	Registration/(Application) Number

Coltec Industries Inc	TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #4 Collection of Technical Drawings	VAu 338-211

Coltec Industries Inc	TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #3 Collection of Technical Drawings	VAu 338-212

Technetics Group LLC	Technetics Group Website 1.0	VAu 1-127-343

Garlock Pipeline Technologies, Inc.	Experience counts: engineering manual (2005)	TX6405293

Garlock Pipeline Technologies, Inc.	Experience counts: engineering manual (2005): engineering manual, sleeves and hole forms (2005)	TX6203508

Garlock Pipeline Technologies, Inc.	Selection guide (2005)	TX6405292

Garlock Pipeline Technologies, Inc.	Link-Seal pocket guide (2006)	TX6203507

Garlock Pipeline Technologies, Inc.	Selection guide (2006)	TX6548863

4.	Loan Parties’ licensing arrangements

a.	License Agreement, dated January 9, 1995, between MAN B&W Diesel Aktiengesellschaft and Coltec Industries Inc regarding MAN B&W 4-stroke Diesel and dual fuel engines, as renewed on July 15, 2003 and amended on December 22, 2006, February 26, 2011 and June 8, 2011.

b.	License Agreement, dated July 5, 1968, between Societe D’Etudes De Machines Thermiques and Fairbanks Morse Engine Division of Coltec Industries Inc regarding Type “PC” SEMT-PIELSTICK engines, as amended on April 20, 1983, January 1, 1993, May 20, 2003, June 4, 2013, December 28, 2013 and July 23, 2014.

c.	License Agreement, dated October 14, 1999, between Societe D’Etudes De Machines Thermiques and Fairbanks Morse Engine Division of Coltec Industries Inc regarding Type “PA6” SEMT-PIELSTICK engines, as amended on April 22, 2003, June 4, 2013, December 28, 2013 and July 23, 2014.

d.	Patent License Agreement, dated October 29, 2013, between Fairbanks Morse Engine, a division of Coltec Industries Inc, and Achates Power, Inc. relating to opposed-piston engine technology patents.

Schedule 6.17

IP Rights

e.	License Agreement dated June 26, 2003 between Alien Technology Corporation and Stemco LLC relating to RFID technology and patents.

f.	Nonexclusive License Agreement dated July 2004 between S&A Systems, Inc. and Stemco LLC relating to U.S. Patent No. 5,524,034.

g.	Co-Existence Agreement dated January 7, 2014 between Coltec Industries Inc and Pentair Flow Technologies, LLC relating to Fairbanks Morse trademark.

Schedule 6.20(a)

Locations of Real Property

Loan Party	Address	Owned/Leased
EnPro Industries, Inc.	5605 Carnegie Blvd., Suite 500 Charlotte, NC 28209	leased

STEMCO Kaiser Incorporated	4641 Industrial Drive Millington, MI 48746	leased

Stemco Products, Inc.	37770 Amrhein Road Livonia, MI 48150	leased

Compressor Products International LLC	Curtis & Nancy Roys 3201 West Wall St Midland, TX 79701	leased

Compressor Products International LLC	4410 Greenbriar Dr. Stafford, TX 77477	owned – Excluded Property

Compressor Products International LLC	105 William Leigh Dr. Tully Town, PA 19007	leased

Compressor Products International LLC	11540 Sun Belt Ct. Baton Rouge, LA 70809	leased

Compressor Products International LLC	19520 Rancho Way, #206 Rancho Dominguez, CA 90220	leased

Compressor Products International LLC	1236 Turnbull Bay Rd. New Smyrna Beach, FL 32168	leased

Compressor Products International LLC	695B Buckhorn Dr. Rifle, CO 81650	leased

Compressor Products International LLC	1117 Energy St. Gillette, WY 82716	leased

Coltec Industries Inc	701 White Avenue Beloit, WI 53511	owned

Coltec Industries Inc	981 Scott Street Norfolk, VA 23502	leased

Coltec Industries Inc	12253 FM 529 Houston, TX 77041	leased

Coltec Industries Inc	18926 S 13th Place SeaTac, WA 98148	leased

Coltec Industries Inc	1545 Tidelands Avenue Suites H, I, J, K, L & M National City, CA 91950	leased

Schedule 6.20(a)

Locations of Real Property

Loan Party	Address	Owned/Leased
Coltec Industries Inc.	1220 12th Street Suite G010 Washington, DC 20003	leased

GGB LLC	700 Mid Atlantic Parkway Thorofare, NJ 08086-1870	owned

GGB LLC	1451 Metropolitan Ave. Thorofare, N.J. 08096	leased

Coltec Industries Inc	201 Dana Drive Paragould, AR 72450	owned – Excluded Property

Technetics Group, LLC	2791 The Boulevard Columbia, SC 29209	owned

Technetics Group, LLC	2770 The Boulevard Columbia, SC 29209	leased

Coltec Industries Inc	3125 Damon Way Burbank, CA 91505	leased

Garlock Pipeline Technologies, Inc.	4990 Iris St. Wheat Ridge, CO 80033	owned

Coltec Industries Inc	10633 W. Little York Rd Houston, TX 77041	leased

Technetics Group, LLC	6455 Clara Road Suite 100 Houston, TX 77041	leased

STEMCO Kaiser Incorporated	113 Hemlock Street Rome, GA 30161	leased

Stemco LP	300 Industrial Blvd. Longview, TX 75602	owned

STEMCO Kaiser Incorporated	4599 Industrial Drive Millington, MI 48746	leased

Coltec Industries Inc	1700 E. International Speedway Blvd. DeLand, FL 32724	owned

Technetics Group Daytona, Inc.	305 Fentress Boulevard Daytona Beach, FL 32114	leased

Technetics Group Daytona, Inc.	482-C Fentress Boulevard Daytona Beach, FL 32114	leased

Schedule 6.20(a)

Locations of Real Property

Loan Party	Address	Owned/Leased
Technetics Group Daytona, Inc.	480-M Fentress Boulevard Daytona Beach, FL 32114	leased

Technetics Group Daytona, Inc.	480-L Fentress Boulevard Daytona Beach, FL 32114	leased

Technetics Group Daytona, Inc.	Units G, H, I and J 831 Bransten Road San Carlos, CA 94070	leased

Stemco Products, Inc.	2660 Sidney Street Chattanooga, TN 37408	owned

Stemco Products, Inc.	159 Glades Road Berea, KY 40403	owned

STEMCO Kaiser Incorporated	218 Old Lindale Rd Rome, GA 30161	leased

STEMCO Kaiser Incorporated	4515 Industrial Dr Millington, MI 48746	leased

STEMCO Kaiser Incorporated	21 Kirlon St. Rome, GA 30165	leased

Coltec Industries Inc	519 W. Fifth Street Clare, MI 48617	owned – Excluded Property

Coltec Industries Inc	900 Farnam Dr. Village of Necadah, WI 54646	owned – Excluded Property

Coltec Industries Inc	211 W. Palmetto St. Arcadia, FL 34266	owned – Excluded Property

Coltec Industries Inc	Water Valley, MS	owned – Excluded Property

Coltec Industries Inc	Paris, TN	owned – Excluded Property

Coltec Industries Inc	St. Johnsbury, VT	owned – Excluded Property

Coltec Industries Inc	Gastonia, NC	owned – Excluded Property

Schedule 6.20(a)

Locations of Real Property

Loan Party	Address	Owned/Leased
Coltec Industries Inc	Long Island, NY	owned – Excluded Property

Coltec Industries Inc	Syracuse, NY	owned – Excluded Property

Coltec Industries Inc	Pine Bluff, AR	owned – Excluded Property

Schedule 6.20(b)

Taxpayer and Organizational Identification Numbers

Loan Party	Taxpayer Identification Number	Organizational Identification Number
EnPro Industries, Inc.	01-0573945	0615908 (SOSID)
Applied Surface Technology, Inc.		C1834919 (Entity No.)
Belfab, Inc.		4096492 (File No.)
Best Holdings I, Inc.		4096507 (File No.)
Coltec Industries Inc		629585 (Entity No.)
Coltec International Services Co.		2632687 (File No.)
Compressor Products International LLC		3473650 (File No.)
EnPro Associates, LLC		1335761 (SOSID)
Garlock Pipeline Technologies, Inc.		19911066125 (ID No.)
GGB, Inc.		3404639 (File No.)
GGB LLC		3061016 (File No.)
Kenlee Daytona LLC		4061839 (File No.)
SD Friction, LLC		5401327 (File No.)
STEMCO Kaiser Incorporated		025902 (ID No.)
Stemco LP		800432044 (File No.)
Stemco Holdings, Inc.		3897524 (File No.)
Stemco Products, Inc.		4037701 (File No.)
Technetics Group Daytona, Inc.		4096510 (File No.)
Technetics Group LLC		1213790 (SOSID)

Schedule 6.20(c)

Changes in Legal Name, State of Formation and Structure

Loan Party	Change in Legal Name
Compressor Products International LLC	Coltec Industrial Products LLC (October 26, 2011)
Garlock Pipeline Technologies, Inc.	Corrosion Control Corporation (March 1, 2012)
STEMCO Kaiser Incorporated	V.W. Kaiser Engineering, Incorporated (August 3, 2010)
Stemco Products, Inc.	Motorwheel Commercial Vehicle Systems, Inc. (March 28, 2013)
Technetics Group Daytona, Inc.	Tara Technologies Corporation (August 24, 2011)

Date	Merger/Consolidation/Acquisition
November 18, 2009	Acquisition by Stemco, L.P of 50% interest in Stemco Crewson LLC, a joint venture with TRAMEC LLC
July 30, 2010	Acquisition by Coltec Industrial Products LLC of all of the issued and outstanding Equity Interests of Premier Lubrication Systems, Inc. and Progressive Equipment, Inc.
September 23, 2010	Merger of Progressive Equipment, Inc. with and into Coltec Industrial Products LLC
July 29, 2011	Acquisition by Technetics Group LLC of all of the issued and outstanding capital stock and other Equity Interests of Best Holdings I, Inc. from Best Holdings I, LLC
March 28, 2012

Acquisition by Stemco Holdings, Inc. of all the issued and outstanding shares of capital stock and other Equity Interests of Motor Commercial Vehicle Systems, Inc. from Precision Partners Holding Company

February 28, 2014	Acquisition by Stemco, LP of all of the Units held by Tramec, L.L.C. in Stemco Crewson LLC (Stemco LP sole Member after Acquisition)

Schedule 6.21

Labor Matters

Collective Bargaining Agreements:

1.	Agreement between Technetics Group Daytona, Inc. and Technetics Group Daytona, Inc. Production Unit of Local Union No. 15 Sheet Metal Workers’ International Association, AFL-CIO, January 1, 2013 – January 31, 2018

2.	Agreement between GGB LLC and Local No. 81134 of the Industrial Division of Communication Workers of America, AFL-CIO, November 20, 2010 – November 20, 2014

3.	Agreement between Fairbanks Morse Engine and United Steel, Paper & Forestry, Rubber, Manufacturing, Energy, Allied Industrial & Service Workers International Union, A.F.L.-C.I.O., Local Union 1533, August 17, 2014 – August 13, 2017

Schedule 8.01

Liens Existing on the Closing Date

1.	Security Interest in U.S. Trademark No. 1018693 granted by Garlock Pipeline Technologies, Inc. in favor of Comerica Bank (Recorded August 1, 1995 at Reel 1420 Frame 0250).

2.	Security Interest in U.S. Trademark Nos. 1237316 and 1018693 granted by Garlock Pipeline Technologies, Inc. in favor of National Association of Credit Management, as Trustee of the Thunderline Creditor Trust (Recorded April 25, 1995 at Reel 1355 Frame 0355).

3.	Security Interest in U.S. Trademark Nos. 1237316 and 1018693 granted by Garlock Pipeline Technologies, Inc. in favor of Robert Gignac and Robert Gignac as Trustee (Recorded April 25, 1995 at Reel 1354 Frame 0848).

4.	Security Interest in certain equipment granted by EnPro Industries, Inc. to NMHG Financial Services, Inc. (UCC-1 Financing Statement filed on 6/6/2008 with the North Carolina Secretary of State).

Schedule 8.02

Investments Existing on the Closing Date

Coltec Industries Pacific Pte. Ltd is the owner of 50% (100 shares) of the common, voting shares of Link Seal Japan, Ltd., a Japanese company.

Promissory Note dated May 31, 2002 made by Coltec Industries Inc in favor of EnPro Industries, Inc. in the principal sum of Two Hundred and One Million, Nine Hundred Thousand Dollars ($201,900,000.00).

Schedule 8.03

Indebtedness Existing on the Closing Date

1.	Lender:	Coltec Industries Inc
	Borrower:	CPI Service (Thailand) Ltd.
	Effective:	May 31, 2011
	Currency:	THB
	Principal Amount:	15,175,000
	Maturity:	May 31, 2012
	Terms:	one year auto renewal

2.	Lender:	Garlock Sealing Technologies LLC
	Borrower:	Coltec do Brasil Productos Industriais Ltda.
	Effective:	April 26, 2005
	Currency:	USD
	Principal Amount:	$110,000
	Maturity:	April 26, 2006
	Terms:	one year

3. Credit facility agreement between Garlock Pipeline Technologies Limited, as Borrower, and HSBC Bank plc, as Lender, in the amount of £220,000.

4.	Capital Leases

•	Lease Agreement between Gaines Daytona Florida, LLC (as successor to Burns Properties (PE-FL) LLC) and Technetics Group Daytona Inc. (as successor to PerkinElmer, Inc.), dated as of November 14, 2001, for certain real property located at 305 Fentress Boulevard, Daytona Beach, Florida.

•	Lease Agreement between Technetics Group UK Limited (as successor to Wide Range Elastomers Ltd.) and Close Asset Finance, dated as of October 1, 2009, for certain equipment with £1,318.00 in monthly lease obligations.

•	Master Lease Agreement between NMHG Financial Services, Inc. and EnPro Industries, Inc., dated as of March 26, 2008, for certain equipment with $580.71 in monthly lease obligations.

Schedule 11.02

Certain Addresses for Notices

If to Borrower Representative:

Coltec Industries Inc

5605 Carnegie Blvd, Suite 500

Charlotte, NC 28209-4674

Phone (704) 731-1500

robin.vanover@enpro.us

If to the Administrative Agent:

Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 N. Tryon St

Charlotte, NC 28255

Attention: Jelani Ford

Email: Jelani.s.ford@baml.com

Account No.:

Ref: Coltec Industries/EnPro Industries

ABA#

Account Name: Credit Services

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management Global Client Services Operations

135 South LaSalle Street, 9th Floor

Chicago, IL 60603

Attention: Denise Jones; AVP, Agency Mgmt Officer III

Telephone: (312) 828-1846

Facsimile: (877) 206-8413

Email: denise.j.jones@baml.com

If to the L/C Issuer:

Bank of America, N.A.

Trade Operations – Scranton Office

1 Fleet Way – 2nd Floor

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Al Malave, Vice President

Telephone: (570) 496-9622

Facsimile: (800) 755-8743

Email: Alfonzo.malave@baml.com

Schedule 11.02

Certain Addresses for Notices

If to the Swing Line Lender:

Bank of America, N.A.

101 N. Tryon St.

Charlotte, NC 28255

Attention: Jelani Ford

Email: Jelani.s.ford@baml.com

Account No.:

Ref: Coltec Industries/EnPro Industries

ABA#

Account Name: Credit Services